UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PARAMOUNT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARAMOUNT GROUP, INC.

2020 Proxy Statement and Notice of Meeting

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 19, 2020	Place:	The Whitby Hotel, 18 West 56th Street, New York, New York

Time:	10:00 a.m., Eastern Time	Record Date:	You may vote if you were a stockholder of record as of the close of business on March 23, 2020.

Since becoming a public company, we have always held our annual meetings in person, and it remains our intention to do so. However, we are actively monitoring information about the coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or we deem it inadvisable to hold the annual meeting in person or at the originally scheduled time and location, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Please monitor our website at www.paramount-group.com for updated information. If we decide to hold the meeting solely by means of remote communication, you will be able to attend our annual meeting through a link at this location on our website using your control number, which is included in the proxy card sent to you or, if you are a beneficial owner who did not receive such number, may be obtained upon request to the broker, bank, or other nominee that holds your shares. As always, we strongly encourage you to vote your shares by proxy prior to the annual meeting.

Items of Business:

1.	To elect the nine director nominees named in the proxy statement, each to serve on our Board for a one-year term and until their respective successors are duly elected and qualified.
2.	To hold an advisory vote on named executive officer compensation.
3.	To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
4.	To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof.

Proxy Voting

If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 19, 2020.

The proxy statement and our 2019 Annual Report to stockholders are available at http://www.proxyvote.com.

Senior Vice President, General Counsel and Secretary
By Order of our Board of Directors, Gage Johnson Senior Vice President, General Counsel and Secretary New York, New York April 7, 2020

TABLE OF CONTENTS

1	QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
1	Who is entitled to vote at the annual meeting?
1	What is the purpose of the annual meeting?
1	What constitutes a quorum?
2	What vote is required to approve each proposal?
2	Can I change my vote after I submit my proxy card?
2	How do I vote?
3	How is my vote counted?
3	How does the Board recommend that I vote on each of the proposals?
4	What other information should I review before voting?
4	Who is soliciting my proxy?
4	Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?
4	How can I change how I receive proxy materials in the future?
5	CORPORATE GOVERNANCE MATTERS
5	Corporate Governance Highlights
5	Corporate Governance Guidelines
6	Board Leadership
15	Code of Business Conduct and Ethics
15	Communications with the Board
15	Audit Committee Complaint Procedures
16	Director Attendance at Annual Meetings
16	Identification of Director Candidates
17	Executive Sessions of Non-Management Directors
17	Annual Elections; Majority Voting
17	Anti-Hedging and Anti-Pledging Policy
18	Minimum Share Ownership Guidelines for Executive Officers and Directors
18	Risk Oversight
19	PROPOSAL 1: ELECTION OF DIRECTORS
20	Information Regarding the Director Nominees
29	Biographical Information Regarding Executive Officers Who Are Not Directors
32	PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
33	PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
33	Fee Disclosure
34	Pre-Approval Policies and Procedures of our Audit Committee
35	AUDIT COMMITTEE REPORT
36	COMPENSATION DISCUSSION AND ANALYSIS
36	2019 Say-on-Pay Vote
37	Process for Determining Executive Compensation
38	2019 Performance Highlights
40	Executive Compensation Philosophy
41	Compensation Best Practices
42	Peer Group Benchmarking
44	CEO Pay-for-Performance Alignment
46	Elements of Our Compensation Program
58	Total Direct Compensation
59	Roles of the Compensation Committee, Compensation Consultant and Management
60	Other Compensation Policies and Practices
64	Compensation Committee Report
65	COMPENSATION OF EXECUTIVE OFFICERS
65	Summary Compensation Table
67	2019 Grants of Plan-Based Awards
71	Outstanding Equity Awards at Fiscal Year-End 2019
73	2019 Option Exercises and Stock Vested
74	Nonqualified Deferred Compensation
77	Potential Payments Upon Termination or Change in Control
80	Pay Ratio Disclosure Rule
80	Compensation Committee Interlocks and Insider Participation
81	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
85	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
85	Management Agreements
85	1633 Broadway Lease
85	Mannheim Trust
85	Hamburg Trust HTC Consulting GmbH
86	Kramer Design Services
86	55 Second Street
86	Waiver of Ownership Limit
86	Review and Approval of Future Transactions with Related Persons
87	OTHER MATTERS
87	Solicitation of Proxies
87	Stockholder Proposals
88	Attendance at the Meeting
88	Householding of Proxy Materials
88	Other Matters
89	APPENDIX

2020 Proxy Statement | i

PARAMOUNT GROUP, INC.

1633 Broadway, Suite 1801, New York, New York 10019

PROXY STATEMENT

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Paramount Group, Inc., a Maryland corporation, for use at our 2020 annual meeting of stockholders to be held on Tuesday, May 19, 2020, at 10:00 a.m., local time, at the Whitby Hotel, 18 West 56th Street, New York, New York or at any postponement or adjournment of the annual meeting. References in this proxy statement to “we,” “us,” “our,” “ours” and the “Company” refer to Paramount Group, Inc., unless the context otherwise requires. This proxy statement and a form of proxy have been made available to our stockholders on the internet and the Notice of Internet Availability of Proxy Materials has been mailed to stockholders on or about April 7, 2020.

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QUESTIONS AND ANSWERS ABOUT THE MEETING

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on March 23, 2020, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

Proposal 1	FOR each Director nominee
The election of the nine director nominees named in this proxy statement to serve on our Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 2	FOR
The approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement; and

Proposal 3	FOR
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting. As of March 23, 2020, there were 225,925,587 shares of common stock outstanding and entitled to vote at the annual meeting.

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

2020 Proxy Statement | 1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What vote is required to approve each proposal?

In respect of Proposal 1, a nominee is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority vote in an uncontested election is required to tender his or her resignation to the Board, subject to acceptance, and any nominee who is not yet a director must receive a majority of votes for his or her election to be affected. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Corporate Governance Matters – Annual Elections; Majority Voting.” Abstentions and broker non-votes with respect to Proposal 1 will have no effect on the election of directors.

A majority of votes cast with respect to the proposal is required for approval of each of Proposal 2 and Proposal 3. In respect of Proposal 2 and 3, abstentions and broker non-votes will have no effect on the votes for these proposals. The vote for Proposal 2 is advisory and not binding on the Board or the Company in any way.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

●	filing a written notice revoking the proxy with our Secretary at our address;
●	properly submitting to us a proxy with a later date; or
●	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

INTERNET	TELEPHONE	MAIL	IN PERSON
Go to www.proxyvote.com. You will need the control number included in your Proxy Card.	Dial toll-free 1-800-690-6903. You will need the control number included in your Proxy Card.	Mark, sign and date your Proxy Card and return it in the postage paid envelope provided.	Stockholders who own their shares in street name may vote in person at the Annual Meeting only if they provide a legal proxy, executed in their favor, from the holder of record of their shares.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the internet or by telephone, or, if you received a proxy card by mail and you properly marked, signed, dated and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted “for” the election of the nominees for the directors named in this proxy statement, “for” advisory approval of the compensation of our named executive officers, and “for” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

●	FOR Proposal 1: the election of Albert Behler, Thomas Armbrust, Martin Bussmann, Colin Dyer, Karin Klein, Peter Linneman, Katharina Otto-Bernstein, Mark Patterson and Greg Wright as directors to serve on our Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;
●	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement;
●	FOR Proposal 3: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

2020 Proxy Statement | 3

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What other information should I review before voting?

Our 2019 annual report, including our consolidated financial statements for the fiscal year ended December 31, 2019, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2019 annual report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which contains additional information about the Company, on our website at www.paramount-group.com or by directing your request in writing to Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, Attention: Investor Relations. The 2019 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, rather than paper copies of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders.

How can I change how I receive proxy materials in the future?

The Notice of Internet Availability of Proxy Materials includes instructions on how to access our proxy materials over the internet at www.proxyvote.com and how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.

Instead of receiving a Notice of Internet Availability of Proxy Materials in the mail, stockholders may elect to receive future proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. You can change your election by sending a blank e-mail with the 16-digit control number on your proxy card to sendmaterial@proxyvote.com, via the internet at www.proxyvote.com or by telephone at (800) 579-1639. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.

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CORPORATE GOVERNANCE MATTERS

Corporate Governance Highlights

✓	Annual Election of All Directors	✓	Anti-Hedging and Anti-Pledging Policies
✓	8 of 9 Director Nominees are Independent	✓	Clawback Policy
✓	Majority Voting for Directors	✓	Minimum Share Ownership Guidelines for Directors and Executive Officers
✓	Lead Independent Director	✓	No Shareholder Rights Plan
✓	Executive Sessions without Management	✓	Board and Committee Risk Oversight
✓	Annual Board and Committee Self Evaluations	✓	Code of Business Conduct and Ethics for Directors and Employees

Corporate Governance Guidelines

We are committed to operating our business under strong and accountable corporate governance practices. The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

You are encouraged to visit the “Investors–Corporate Governance” section of our website at www.paramount-group.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, Corporate Governance Guidelines and stockholder communication policy. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, Corporate Governance Guidelines and stockholder communication policy by directing your request in writing to Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, Attention: Investor Relations. Additional information relating to the corporate governance of the Company also is included in other sections of this proxy statement.

Environmental, Social and Governance (“ESG”) Commitment

We are dedicated to responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve throughout our portfolio, in addition to our workplace community. To learn more about our ESG initiatives, please visit our website at www.paramount-group.com. The information found on, or otherwise through, our website is not incorporated by reference into, nor does it form a part of, the proxy statement.

2020 Proxy Statement | 5

CORPORATE GOVERNANCE MATTERS

Board Overview

The following pages provide information about our Board of Directors standing for election at the 2020 Annual Meeting.

	DIRECTOR		COMMITTEES
NAME/AGE/INDEPENDENCE	SINCE	POSITION(S)	AC	COMP	NCG	IFC
Albert Behler, 68	Chairman since 2014	Chairman, Chief Executive Officer and President				C
Thomas Armbrust, 67 Independent	2014	Director				●
Martin Bussmann, 68 Independent	2016	Director	●
Colin Dyer, 67 Independent	2019	Director
Karin Klein, 48 Independent	2016	Director	●	●
Peter Linneman, 69 Independent	2014	Director	C
Katharina Otto-Bernstein, 55 Independent	2014	Director
Mark Patterson, 59 Independent	2018	Director		●	●
Greg Wright, 55 Independent	Nominee	Director

Chair C Member   ●

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CORPORATE GOVERNANCE MATTERS

Board Nominees Composition and Attributes

Independence

1
Not Independent
89%
ARE
INDEPENDENT
8
Independent

Tenure

2
Less than
1 year
4
5 - 6
years
4.0
YEARS
AVERAGE
1
1 - 2
years
2
4 - 5
years

Age

1
40 - 49
years
62
YEARS
AVERAGE
AGE
3
50 - 59
years
5
60 - 69
years

Gender

2
Women
22%
ARE
WOMEN
7
Men

Director Skills

Leadership	6	Industry Knowledge	9	Investment and Capital Markets	8

2020 Proxy Statement | 7

CORPORATE GOVERNANCE MATTERS

Board Leadership

Leadership Structure

Our Board currently is comprised of nine independent directors (two of whom will not be standing for election at the annual meeting), and one non-independent director with one additional independent nominee slated for election at the annual meeting. Albert Behler, our Chief Executive Officer and President, serves as Chairman of the Board. Our Board believes that the Company and our stockholders are best served by having Mr. Behler serve as Chairman and Chief Executive Officer. Mr. Behler’s over 28 years of experience leading the Company and its predecessor and significant ownership interest in the Company uniquely qualify him to serve as both Chairman and Chief Executive Officer. In addition, our Board believes that Mr. Behler’s combined role as an executive officer and the Chairman of our Board promotes unified leadership and direction for our Board and executive management, and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

Lead Independent Director

To facilitate the role of the independent directors, the Board has determined that it is appropriate for the independent directors to appoint one independent director to serve as Lead Independent Director. The Lead Independent Director is currently Dan Emmett. Mr. Emmett will not be standing for reelection at the annual meeting. The Board is expected to name his successor immediately following the annual meeting. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations, and that no one structure is suitable for all companies. Our current Board leadership structure is optimal for us because it demonstrates to our employees and other stakeholders that the Company is under strong leadership. In our judgment, the Company, like many companies, has been well-served by this leadership structure.

The Lead Independent Director has the following responsibilities:

●	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors;
●	serving as liaison between the Chairman and the independent directors;
●	approving information sent to our Board;
●	approving Board meeting agendas;
●	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
●	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Our Lead Independent Director also has the authority to call meetings of the independent directors. We believe that the Lead Independent Director is an integral part of the Board’s structure that promotes strong, independent oversight of our management and affairs.

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CORPORATE GOVERNANCE MATTERS

Board Committees

The Board held six meetings during fiscal year 2019, and all directors attended 75% or more of the board of directors meetings and meetings of the committees on which they served during the periods they served. The Board currently has the following four standing committees:

●	Audit Committee,
●	Compensation Committee,
●	Nominating and Corporate Governance Committee; and
●	Investment and Finance Committee.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are composed exclusively of independent directors, in accordance with the New York Stock Exchange (“NYSE”) listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.paramount-group.com under the “Investors–Corporate Governance” section. Further, we will provide a copy of these charters free of charge to each stockholder upon written request. Requests for copies should be addressed to Gage Johnson, Senior Vice President, General Counsel and Secretary, at Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019. From time to time, the Board also may create additional committees for such purposes as the Board may determine.

2020 Proxy Statement | 9

CORPORATE GOVERNANCE MATTERS

Audit	Members: Peter Linneman (Chair) Martin Bussmann Karin Klein	Meetings: 4

The Audit Committee currently consists of Peter Linneman (Chair), Martin Bussmann and Karin Klein, each of whom is an independent director. The Board has determined that Dr. Linneman qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards and that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•

our accounting and financial reporting processes;

•

the integrity of our consolidated financial statements;

•

our systems of disclosure controls and procedures and internal control over financial reporting;

•

our compliance with financial, legal and regulatory requirements;

•

the performance of our internal audit function; and

•

our overall risk assessment and management.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee Report required by SEC regulations to be included in this proxy statement. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee Report.

The Audit Committee held four meetings during fiscal year 2019.

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CORPORATE GOVERNANCE MATTERS

Compensation	Members: Lizanne Galbreath (Chair) Karin Klein Mark Patterson	Meetings: 6

The Compensation Committee currently consists of Lizanne Galbreath (chair), Karin Klein and Mark Patterson, each of whom is an independent director. We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•

reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•

reviewing and approving the compensation of other senior officers;

•

reviewing our executive compensation policies and plans;

•

implementing and administering our incentive compensation and equity-based plans;

•

assisting management in complying with our proxy statement and annual report disclosure requirements;

•

producing a report on executive compensation to be included in our annual proxy statement; and

•

reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee held six meetings during fiscal year 2019.

2020 Proxy Statement | 11

CORPORATE GOVERNANCE MATTERS

Nominating and Corporate Governance	Members: Dan Emmett (Chair) Lizanne Galbreath Mark Patterson	Meetings: 4

The Nominating and Corporate Governance Committee currently consists of Dan Emmett (chair), Lizanne Galbreath and Mark Patterson, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•

identifying and recommending to the Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•

developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•

reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•

recommending to the Board nominees for each committee of the Board that is required by NYSE listing rules;

•

annually facilitating the assessment of the Board’s performance, as required by applicable laws, regulations and the NYSE corporate governance listing standards; and

•

annually reviewing and making recommendations to the Board regarding revisions to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee held four meetings during fiscal year 2019.

Investment and Finance	Members: Albert Behler (Chair) Thomas Armbrust	Meetings: 4

The Investment and Finance Committee currently consists of Albert Behler (chair) and Thomas Armbrust. If Mr. Armbrust is unavailable, Dan Emmett would serve in his place. This committee is responsible for approving certain material acquisitions, dispositions and other investment and financing decisions of the Company.

The Investment and Finance Committee held four meetings during fiscal year 2019.

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CORPORATE GOVERNANCE MATTERS

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors serving on the Board and all directors serving on the Board committees (other than the Investment and Finance Committee) must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management, that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE: Thomas Armbrust, Martin Bussmann, Colin Dyer, Karin Klein, Peter Linneman, Katharina Otto-Bernstein, Mark Patterson and Greg Wright. Some of the relationships considered by our board of directors are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions.” For Ms. Otto-Bernstein and Mr. Armbrust, the Board considered the direct and indirect interests of each director in (i) the Company’s real estate funds and the distributions made by those funds, (ii) previously disclosed transactions in connection with the Company’s formation and initial public offering, (iii) a lease of space at 1325 Avenue of Americas to CNBB-RDF Holdings and (iv) the extension of the maturity of notes entered into in connection with the Company’s formation that were owed by certain executive officers of the Company to CNBB-RDF Holdings. In addition, the Board considered certain additional transactions and relationships, including (i) for Dr. Bussmann and Mr. Linneman, the direct and indirect interests each director held in the Company’s real estate funds and the distributions made by those funds, (ii) for Mr. Dyer, his prior service as a member of the Advisory Board of the Company’s operating partnership, (iii) for Mr. Patterson, the employment of a member of his immediate family as an intern, and (iv) for Mr. Wright, his prior relationship with the Company in his former role at Bank of America Merrill Lynch, which was the lead investment bank for the Company’s initial public offering.

Director Compensation

The Board has established a compensation program for our non-employee directors. Our Compensation Committee reviews our director compensation at least annually and makes recommendations to the Board based on its review. For 2019, FPL Associates L.P. was hired to evaluate the structure and competitiveness of our director compensation and recommend changes, as appropriate. Based on this review, our Compensation Committee recommended to the full Board a change to the annual retainer paid to our Audit Committee chair, and the full Board followed this recommendation.

We pay the following fees to our nonemployee directors on a quarterly basis, in cash:

●	an annual retainer of $65,000;
●	an additional annual retainer of $50,000 to our lead director;
●	an additional annual retainer of $25,000 to our Audit Committee chair, and $15,000 to each Compensation Committee chair and Nominating and Corporate Governance chair; and
●	an additional annual retainer of $5,000 to each committee member.

We will also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings. No additional compensation is received by the members of our Investment and Finance Committee. Directors of the Company who are also employees receive no additional compensation for their services as directors.

2020 Proxy Statement | 13

CORPORATE GOVERNANCE MATTERS

In order to encourage our non-employee directors to acquire a significant equity stake in us and to align our non-employee directors and stockholders, at each annual stockholder meeting we will grant each of our non-employee directors LTIP units or shares of restricted common stock under our 2014 Equity Incentive Plan with a value of $110,000 which will vest upon the earlier of the anniversary of the date of grant or the next annual stockholder meeting.

The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Thomas Armbrust	$ 65,000	$ 110,003	$ 175,003
Martin Bussmann	70,000	99,003	169,003
Colin Dyer (2)	40,625	61,876	102,501
Dan Emmett	130,000	99,003	229,003
Lizanne Galbreath	85,000	99,003	184,003
Karin Klein	75,000	99,003	174,003
Peter Linneman	86,250	99,003	185,253
Katharina Otto-Bernstein	65,000	99,003	164,003
Mark Patterson	75,000	99,003	174,003

(1)	On May 16, 2019, we granted 7,524 LTIP units to each of Messrs. Bussmann, Dyer, Emmett, Linneman and Patterson and Mmes. Galbreath, Klein and Otto-Bernstein, and 7,524 shares of restricted stock to Mr. Armbrust, under our 2014 Equity Incentive Plan. Such awards will vest if they remain on our Board until the 2020 annual meeting. Amounts shown reflect the aggregate grant date fair value of LTIP units or shares of restricted stock issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation—Stock Compensation” (“ASC Topic 718”), disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As of December 31, 2019, each of Messrs. Bussmann, Dyer, Emmett, Linneman and Patterson and Mmes. Galbreath, Klein and Otto-Bernstein held 7,524 unvested LTIP units that had been granted by us as director compensation. As of December 31, 2019, Mr. Armbrust held 7,524 unvested shares of restricted stock that had been granted by us as director compensation.
(2)	Mr. Dyer was elected to serve as a director beginning May 16, 2019 from and after the 2019 annual stockholder meeting.

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CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
●	compliance with laws, rules and regulations;
●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
●	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our directors or officers may be made only by our Board or our Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or NYSE regulations. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Communications with the Board

We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Board’s Lead Independent Director. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: Lead Independent Director, Paramount Group, Inc., c/o Navex Ethics Hotline (“Navex”) using the following link: www.paramount-group.ethicspoint.com, or any other link to or toll-free number of a third party reporting service approved by the Lead Independent Director from time to time and posted on our website or otherwise appropriately disseminated. Navex acts as agent for the Lead Independent Director in facilitating direct communications to him and any other non-employee directors he requests. Any such communications may be made anonymously.

Audit Committee Complaint Procedures

Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of the Company, you may do so in writing to the Chairperson of our Audit Committee, c/o Navex using the following link: www.paramount-group.ethicspoint.com, or the toll-free number provided in the link, or any other link to or toll-free number of a third party reporting service approved by the Chairperson of the Audit Committee from time to time and posted on our website or otherwise appropriately disseminated. Any such communications may be made anonymously.

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CORPORATE GOVERNANCE MATTERS

Director Attendance at Annual Meetings

We encourage each member of the Board to attend each annual meeting of stockholders. All of our directors serving at that time, (except for Mr. Dyer), attended the annual meeting of stockholders held on May 16, 2019.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, (iii) is well regarded in the community and shall have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors and (iii) at least one member of the Audit Committee will have accounting or related financial management expertise.

Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate industry, or in the markets in which the Company operates, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee.

As previously disclosed, we have entered into a stockholders agreement with Maren Otto, Katharina Otto-Bernstein and Alexander Otto providing these members of the Otto family with the right, collectively, to designate up to three director nominees to our Board. The number of director nominees that these members of the Otto family will have the right to designate may be reduced in the future based on reductions in the percentage of our total outstanding common stock owned by these individuals, their lineal descendants or entities they own or control collectively. Albert Behler, Thomas Armbrust and Katharina Otto-Bernstein have been designated for nomination to our Board pursuant to the stockholders agreement.

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CORPORATE GOVERNANCE MATTERS

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines require the non-management directors serving on the Board to meet at regularly scheduled executive sessions without management participation and to hold an executive session at least once each year with only independent directors present. In accordance with such requirement, our non-management directors and/or our independent directors meet in executive sessions from time to time on such a basis. The executive sessions are chaired by our Lead Independent Director.

Annual Elections; Majority Voting

Each of our directors will be elected by our stockholders to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualified. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in a contested election, directors are elected by a plurality of all of the votes cast in the election of directors, and in an uncontested election, a director is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote in an uncontested election is required to tender his or her resignation to our Board, subject to acceptance. Our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the resignation, or whether other action should be taken. Our Board will then act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our Board’s decision.

Anti-Hedging and Anti-Pledging Policy

None of our executives have engaged in any hedging transactions with respect to our stock and none of our executives have engaged in any pledging transactions with respect to our stock except as noted in “Security Ownership of Certain Beneficial Owners and Management”. Under our anti-hedging policy no executive or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Nominating and Corporate Governance Committee.

We also have an anti-pledging policy whereby no executive or director may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.

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CORPORATE GOVERNANCE MATTERS

Minimum Share Ownership Guidelines for Executive Officers and Directors

We have adopted minimum stock ownership guidelines that require each executive officer to maintain a minimum number of shares of our common stock (including operating partnership units and LTIP units) having a value equal to or greater than a multiple (six times, in the case of our Chief Executive Officer, and three times, in the case of all other Section 16 executive officers) of such executive officer’s base salary. Each executive officer must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for executive officers in place at that time) and the date of such officer’s appointment (for subsequently appointed executive officers), and until such time as the executive officer achieves such minimum, he or she must retain 50 percent of the value of any vested award, net of taxes.

We have adopted minimum stock ownership guidelines that require our independent directors to hold a number of shares of our common stock (including operating partnership units and LTIP units) having a market value equal to or greater than five times the portion of the annual base retainer which is eligible to be paid in cash. Each independent director must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for directors in place at that time) and the date of such director’s election to our Board (for subsequently appointed directors) to attain compliance with the stock ownership requirements.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In addition, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.

The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for companywide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

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PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of ten members, but the board has approved to decrease the size of the Board to nine members immediately upon the election of directors at the Annual Meeting in order to permit the stockholders to elect a slate of nine directors for the upcoming term. Each member of the Board is serving (or will serve) for a term of one year and until his or her successor is duly elected and qualified. Their term expires at each annual meeting of stockholders. Our charter and bylaws provide that a majority of the Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law which is one and, unless our bylaws are amended, more than ten.

At the 2020 annual meeting, all of the directors will be elected to serve until the 2021 annual meeting and until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following to serve as directors:

● Albert Behler	● Colin Dyer	● Katharina Otto-Bernstein
● Thomas Armbrust	● Karin Klein	● Mark Patterson
● Martin Bussmann	● Peter Linneman	● Greg Wright

Each of these nominees, other than Mr. Wright, is a current director of the Company. Mr. Wright was recommended to the Nominating and Corporate Governance Committee to serve as a Director by our Chairman. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.

Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in an uncontested election a director is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority vote in an uncontested election is required to tender his or her resignation to our Board, subject to acceptance, and any nominee who is not yet a director must receive a majority of votes for his or her election to be effected. Our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the resignation, or whether other action should be taken. Our Board will then act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in our Board’s decision.

We will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board unanimously recommends that you vote FOR each of its director nominees.

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PROPOSAL 1: ELECTION OF DIRECTORS

Information Regarding the Director Nominees

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the 2020 annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board that such person should serve as a director.

Name	Age	Position
Albert Behler	68	Chairman, Chief Executive Officer and President
Thomas Armbrust	67	Director
Martin Bussmann	68	Director
Colin Dyer	67	Director
Karin Klein	48	Director
Peter Linneman	69	Director
Katharina Otto-Bernstein	55	Director
Mark Patterson	59	Director
Greg Wright	55	Director

DIRECTOR NOMINEES

ALBERT BEHLER
Director since 2014 Age 68 Chairman, Chief Executive Officer and President; Chair, Investment and Finance Committee

Biography

Mr. Behler has been our Chairman, Chief Executive Officer and President since 2014. Mr. Behler joined our company in October 1991 as President and Chief Executive Officer, where he oversaw all of the acquisitions and dispositions that produced our current portfolio of assets. Prior to joining our company, Mr. Behler held various leadership positions at Thyssen, a German multinational conglomerate that he joined in 1973. He ran Thyssen Saudia Company, Ltd as Managing Director and was President of Thyssen Rheinstahl in Atlanta, Georgia from 1985 to 1991. In his positions with Thyssen, Mr. Behler was responsible for, among other duties, the acquisition, financing, development and disposition of more than ten million square feet of commercial real estate in various countries. Mr. Behler’s board and association memberships presently include serving as a member of The Real Estate Roundtable, Washington, D.C.; a member of the Board of Governors of the Real Estate Board of New York; a member of the Urban Land Institute, a member of the American Council on Germany’s Business Advisory Committee; and a member of the Board of Directors of Citymeals-on-Wheels. Mr. Behler is also a former member of the Executive Committee of the Greenprint Foundation and the Board of Directors of the ULI Greenprint Center for Building Performance, and a former Chairman of the Association of Foreign Investors in Real Estate (AFIRE).

Qualifications

Mr. Behler studied law at the University of Cologne and graduated from Georgia State University with a Master’s degree in Business Administration.

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PROPOSAL 1: ELECTION OF DIRECTORS

THOMAS ARMBRUST
Director since 2014 Age 67 Chairman of the Supervisory Board, Cura Vermögensverwaltung; Member, Investment and Finance Committee

Biography

Mr. Armbrust has been a member of our Board since 2014. Mr. Armbrust has been the Managing Director of CURA Vermögensverwaltung, a real estate management firm, from 1992 through 2019 and, since January 1, 2020, has served as chairman of its supervisory board. From 1985 to 1992, Mr. Armbrust was Vice President Tax, Accounting, Reporting and M&A of Gruner & Jahr Publishing Group, Hamburg. Prior to that, Mr. Armbrust held various other finance positions since 1977. Mr. Armbrust served as a member of the supervisory board of Deutsche EuroShop AG, a public German real estate stock company until June 12, 2019. He serves as a member of the supervisory board of Otto Versand, an international retailer, and as chairman of the supervisory board of ECE Projektmanagement, an international shopping center manager and developer. Mr. Armbrust also serves as a director of certain of the entities comprising our predecessor entities and their affiliates.

Qualifications

Mr. Armbrust studied national economics and received his Masters of Economics from the University of Mainz. Mr. Armbrust was selected to serve on our Board based on his extensive experience in the real estate industry, his background in finance and his extensive knowledge of the Company.

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PROPOSAL 1: ELECTION OF DIRECTORS

MARTIN BUSSMANN
Director since 2016 Age 68
Trustee, Mannheim Trust; Member, Audit Committee

Biography

Dr. Bussmann has been a member of our Board since March 2016. Dr. Bussmann has been a trustee of the Mannheim Trust in New York since 1998, responsible for the investment and management of its assets in real estate, private equity and financial investments in public equity and fixed income. He also serves as director or manager of a number of the Mannheim Trust portfolio companies, including Mannheim Holdings LLC and Mannheim Real Estate LLC and their subsidiaries. He was a board member of the private Cellwar Holding AG in Switzerland and, since its reorganization, is President of Rhodanie Investment AG. From 1998 to 2005, he was co-trustee of the Marico Trust in New York, and from 1995 to 1998 he was manager of Margna SA/Margna Holding SA, a Luxembourg company that invested in European blue chip stocks. Prior to holding these positions, from 1980 until 1994, Dr. Bussmann spent 15 years in the pharmaceutical and chemical industries in Germany and the United States, at Knoll AG, Abbott Laboratories, BASF AG and BASF Corporation.

Qualifications

Dr. Bussmann received his Dr. juris utriusque degree from Heidelberg University and in 1977 was a Visiting Scholar at Harvard Law School. Dr. Bussmann was selected to serve on our Board based on his extensive experience in industries other than real estate, his background in finance and his senior leadership background.

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PROPOSAL 1: ELECTION OF DIRECTORS

COLIN DYER
Director since 2019 Age 67
Chairman of the Supervisory Board, Unibail-Rodamco S.E.

Biography

Mr. Dyer has been a member of our Board since 2019. He is Chairman of the Supervisory Board of Unibail-Rodamco S.E., a publicly traded global developer and operator of flagship shopping destinations, and has been Chairman of its Governance, Nomination and Remuneration Committee since April 25, 2017. Prior to that, Mr. Dyer was the President and Chief Executive Officer of JLL Incorporated from 2004 to 2016, and a member of the board of directors from 2004 to 2017. He was also formerly Chief Executive Officer of Worldwide Retail Exchange, Chief Executive Officer of Courtaulds Textiles, and a consultant at McKinsey & Company. Mr. Dyer currently serves on the Board of Directors for Treliant and Altus Limited, Canada.

Qualifications

Mr. Dyer holds a Bachelor of Science in Mechanical Engineering from Imperial College London and a Master of Business Administration from INSEAD. Mr. Dyer was selected to serve on our Board based on his extensive experience in the real estate industry as well as his senior leadership background.

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PROPOSAL 1: ELECTION OF DIRECTORS

KARIN KLEIN
Director since 2016 Age 48
Founding Partner, Bloomberg BETA; Member, Audit Committee and Compensation Committee

Biography

Ms. Klein has been a member of our Board since March 2016. Ms. Klein has been a founding partner of Bloomberg Beta, a venture capital firm which invests in early stage technology companies that make businesses work better, since 2013. Prior to launching Bloomberg Beta, Ms. Klein led new initiatives at Bloomberg L.P. from 2010 to 2013. Before joining Bloomberg L.P., from 2000 to 2010, Ms. Klein served in various roles at SoftBank, a global company which provides information technology and telecommunication services. Previously, she also held various investing and operating roles at several investment companies and co-founded a children’s education business. Ms. Klein has also served on the board of Regency Centers since 2019.

Qualifications

Ms. Klein graduated summa cum laude, Phi Beta Kappa, and as a Joseph Wharton Scholar with a Master of Business Administration and a Bachelor of Science from The Wharton School and a Bachelor of Arts from the Annenberg School for Communication at the University of Pennsylvania. Ms. Klein was selected to serve on our Board based on her extensive experience outside the real estate industry, particularly in technology-related industries, and her senior leadership background.

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PROPOSAL 1: ELECTION OF DIRECTORS

PETER LINNEMAN
Director since 2014 Age 69
Professor Emeritus, The University of Pennsylvania, Wharton School of Business; Chair, Audit Committee

Biography

Dr. Linneman has been a member of our Board since 2014. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate there. Dr. Linneman is also currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman has served on over 20 public and private company boards, including serving as Chairman of the Board of Rockefeller Center Properties, Inc., a REIT, as a member of the board of trustees of Equity Commonwealth (formerly known as CommonWealth REIT), a publicly-traded REIT, and as a member of the board of directors of Regency Centers Corporation, a publicly-traded REIT. Dr. Linneman is also currently serving as an independent director of AG Mortgage Investment Trust, Inc., a publicly-traded REIT. Dr. Linneman previously served as a director of Equity One, Inc., prior to its merger with Regency Centers Corporation, Bedford Property Investors, Inc., Atrium European Real Estate Ltd, and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans.

Qualifications

Dr. Linneman holds both Masters and Doctorate degrees in economics from the University of Chicago and a Bachelor of Arts degree from Ashland University. Dr. Linneman was selected to serve on our Board based on his experience over many years in financial and business advisory services and investment activity and his experience as a member of numerous public and private boards, including many real estate companies.

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PROPOSAL 1: ELECTION OF DIRECTORS

KATHARINA OTTO-BERNSTEIN
Director since 2014 Age 55
President, Film Manufacturers Inc.,

Biography

Ms. Otto-Bernstein has been a member of our Board since 2014. Ms. Otto-Bernstein is an award winning, Emmy-nominated writer and film maker, who began her career as a journalist. Currently, she is the President of Film Manufacturers Inc., an international production company specializing in the development, production and co-production of high quality fiction and non-fiction motion pictures, as well as selected works for stage and print, a position which she has held since 1992. Ms. Otto-Bernstein is also a principal owner of ECE Projektmanagement, an international shopping center manager and developer, and a member of the board of directors of CURA Vermögensverwaltung, a real estate management firm. Ms. Otto-Bernstein is the chair of the Dean’s Council of the Columbia University School of the Arts and was awarded the Columbia University Alumni Medal of Achievement in 2009. She is also a member of the board of directors of the Metropolitan Opera and of the International Council of the Guggenheim Museum and served for ten years on the board of the Wildlife Conservation Society.

Qualifications

Ms. Otto-Bernstein received a Bachelor of Arts from Columbia College in philosophy and political science and a Masters of Fine Arts in film from Columbia University. Ms. Otto-Bernstein was selected to serve on our Board based on her significant ownership interest in the Company and experience in the real estate industry.

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PROPOSAL 1: ELECTION OF DIRECTORS

MARK PATTERSON
Director since 2018 Age 59
President MP Realty Advisors, LLC and MRP Holdings LLC; Member, Compensation Committee and Nominating and Corporate Governance Committee

Biography

Mr. Patterson has been a member of our Board since 2018. Mr. Patterson has, since 2010, been President of MP Realty Advisors, LLC and MRP Holdings LLC and serves as a real estate consultant and financial advisor. He is also an Advisory Director of Investcorp, Inc and a Senior Advisor to Rockefeller Capital Management. From August 2010 until January 2015, Mr. Patterson served as Chief Executive Officer of Boomerang Systems, Inc. In August 2015, Boomerang Systems, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Until January of 2009 Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch where he oversaw the real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became the Co-Head of Global Commercial Real Estate which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, he served as the Global Head of Real Estate Investment Banking at Citigroup from 1996 until 2005. Mr. Patterson currently serves on the Board of Directors for UDR, Inc., Digital Realty Trust, Inc. and Americold Realty Trust, Inc., and is a former director of GGP, Inc. Throughout his career, Mr. Patterson has been involved in a variety of financing and investing activities spanning virtually all types of real estate in most major global property markets.

Qualifications

Mr. Patterson has a Bachelor of Business Administration degree from the College of William and Mary, and a Master of Business Administration degree from the Darden School of Business at the University of Virginia. He is also a Certified Public Accountant. Our Board selected Mr. Patterson to serve as director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience working with public companies in the real estate industry, as well as experience on the boards of directors of public companies and his senior leadership background.

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PROPOSAL 1: ELECTION OF DIRECTORS

GREG WRIGHT
Director Nominee Age 55
Chief Investment Officer, Digital Realty Trust, Inc.

Biography

Mr. Wright, 55, is a nominee for election to our Board at the annual meeting. Since January 2019, he has been the Chief Investment Officer at Digital Realty Trust, Inc., a publicly traded REIT specializing in data centers, with responsibility for spearheading the company’s investment and other capital allocation activities.

Prior to joining Digital Realty, from 2005 to December 2018, Mr. Wright was Co-Head of Americas Real Estate and Managing Director of the Real Estate, Gaming & Lodging Group at Bank of America Merrill Lynch. During his tenure at Bank of America Merrill Lynch, he provided strategic and financial advice to clients across a broad spectrum of real estate, infrastructure and related sectors, including the Company during its initial public offering. Before his time at Bank of America Merrill Lynch, Mr. Wright served as a Managing Director in the Real Estate & Lodging Group at Citigroup where he was responsible for originating and executing strategic advisory and capital raising assignments, as well as general client coverage. During his 25-year investment banking career, he successfully completed over $200 billion of M&A transactions, asset sales, joint ventures, public and private debt and equity offerings, and bank loans for clients. Many of these transactions have been the largest, most noteworthy deals in the REIT sector. For example, Mr. Wright led teams that acted as the sole sell-side advisor on the largest REIT merger in history and that served as an active bookrunner on the two largest REIT initial public offerings to date, one of which was the Company's. He also worked at Trammell Crow Company in Washington, DC where he was a member of the finance team responsible for acquisitions, dispositions and joint ventures, as well as construction and permanent debt financings across multiple product types.

Qualifications

Mr. Wright received a Bachelor of Arts degree in Finance from the University of Maryland and a Master of Business Administration degree from the University of Michigan.

Mr. Wright was selected to serve on our Board based on his extensive experience in the real estate industry and his valuable financial industry expertise, including extensive experience working with public companies.

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PROPOSAL 1: ELECTION OF DIRECTORS

Biographical Information Regarding Executive Officers Who Are Not Directors

As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position
Wilbur Paes	42	Executive Vice President, Chief Financial Officer and Treasurer
Peter Brindley	43	Executive Vice President, Leasing
David Zobel	34	Executive Vice President, Head of Acquisitions
Gage Johnson	58	Senior Vice President, General Counsel and Secretary

OUR EXECUTIVE OFFICERS

WILBUR PAES
Executive Vice President, Chief Financial Officer and Treasurer since 2016 Age 42

Biography

Mr. Paes has been our Executive Vice President, Chief Financial Officer and Treasurer since March 2016. Before being appointed Executive Vice President, Chief Financial Officer and Treasurer, Mr. Paes was our Senior Vice President, Chief Accounting Officer since 2014. Prior to joining our executive management team in 2014, Mr. Paes was a Senior Vice President at Vornado Realty Trust, a publicly traded REIT, where he spent over 11 years and held a myriad of positions in accounting and finance. Prior to that, Mr. Paes worked for the international public accounting firms of KPMG LLP and Arthur Andersen LLP, where he served some of the firms’ largest real estate clients.

Qualifications

Mr. Paes graduated from Queens College of the City University of New York with a Bachelor of Arts degree in Accounting and Information Systems. He is a Certified Public Accountant, licensed in the State of New York, and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

2020 Proxy Statement | 29

PROPOSAL 1: ELECTION OF DIRECTORS

PETER BRINDLEY
Executive Vice President, Leasing since 2017 Age 43

Biography

Mr. Brindley has been our Executive Vice President, Leasing since December 2017. Before being appointed Executive Vice President, Leasing, Mr. Brindley was Senior Vice President, Leasing of our New York portfolio since September 2015. Mr. Brindley joined our company in December 2010 as Vice President of Leasing. He is currently responsible for the leasing oversight of our Company’s entire portfolio in New York, Washington, D.C. and San Francisco. Prior to joining our Company, he served as a Senior Director at Tishman Speyer in their New York office where he was responsible for the leasing of over 9 million square feet in New York including Rockefeller Center, 666 Fifth Avenue and The MetLife Building. Prior to joining Tishman Speyer in 2004, Mr. Brindley worked at CB Richard Ellis in the brokerage services group. He is a member of the Board of Directors of the Avenue of the Americas Association, where he serves as Treasurer. He is also a member of the Real Estate Board of New York.

Qualifications

Mr. Brindley graduated from Ithaca College with a Bachelor of Science in Business and received his Master of Science degree in Real Estate Finance & Investment from New York University.

DAVID ZOBEL
Executive Vice President and Head of Acquisitions since 2018 Age 34

Biography

Mr. Zobel has been our Executive Vice President, Head of Acquisitions, since June 2018. He is responsible for all acquisition and disposition related activities, including sourcing, underwriting, and structuring all debt and equity investments on behalf of our Company and our funds. Mr. Zobel joined our company in 2008 and since 2016, served as Senior Vice President, Acquisitions. During his time at our Company, Mr. Zobel has been instrumental in completing transactions in excess of $5 billion. Prior to joining our Company, Mr. Zobel worked in the Real Estate Finance and Securitization Group at Credit Suisse, where he specialized in high-yield distribution and was involved in the structuring, pricing, and sale of over $4 billion of subordinated commercial mortgage debt.

Qualifications

Mr. Zobel graduated from the Wharton School of the University of Pennsylvania with a Bachelor of Science degree in Economics with a concentration in Finance.

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PROPOSAL 1: ELECTION OF DIRECTORS

GAGE JOHNSON
Senior Vice President, General Counsel and Secretary since 2014 Age 58

Biography

Mr. Johnson has been our Senior Vice President, General Counsel and Secretary since 2014. Mr. Johnson joined our company in May 2009 as General Counsel. Previously, since 2005, Mr. Johnson was General Counsel of Citi Property Investors, the global real estate investment management arm of Citigroup, where he was a Managing Director responsible for virtually all legal aspects of real estate investments throughout the United States, Europe and Asia in all property sectors. From 2003 to 2005, Mr. Johnson was an Executive Director in the Law Department at Morgan Stanley Real Estate, the investment firm’s real estate unit. From 1998 to 2003, Mr. Johnson served in various roles at Lend Lease Real Estate, part of a publicly-traded property group specializing in project management and construction, real estate investment and development, most recently as General Counsel. Prior to joining Lend Lease Real Estate, Mr. Johnson was an attorney with the law firm of Paul Hastings LLP in Washington, D.C. He was formerly the Vice Chairman, Treasurer, and member of the Executive Committee of the Board of Directors of The National Aquarium in Washington, D.C.

Qualifications

Mr. Johnson graduated from Princeton University with a Bachelor of Arts degree from the Woodrow Wilson School of Public & International Affairs and from the University of Virginia School of Law with a Juris Doctorate.

2020 Proxy Statement | 31

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At the 2016 annual meeting of stockholders which was held on May 19, 2016, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal as well as other factors, and currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

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PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of Deloitte & Touche LLP to the stockholders for ratification at the 2020 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. Deloitte & Touche LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. Deloitte & Touche LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of Deloitte & Touche LLP will be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires and will be available to respond to appropriate questions.

A majority of all of the votes cast with respect to this proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions do not constitute a vote “for” or “against” and will not be counted as “votes cast.” Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

The following is a summary of the fees billed by Deloitte & Touche LLP for professional services rendered to us for the fiscal years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees	$ 957,600	$ 915,000
Audit-Related Fees	1,343,400	985,500
Tax Fees	60,289	46,800
All Other Fees	30,000	-
Total	$ 2,391,289	$ 1,947,300

Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Deloitte & Touche LLP to be named in our registration statements and to the use of their audit report in the registration statements.

2020 Proxy Statement | 33

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit-Related Fees

“Audit-Related Fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses for products and services other than services described above.

Our Audit Committee considers whether the provision by Deloitte & Touche LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining Deloitte & Touche LLP’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (i) the aggregate amount of all such non-audit services constitutes not more than five percent of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee’s or any of its members’ attention and approved by our Audit Committee or any of its members who has authority to give such approval prior to the completion of the audit. None of the fees reflected above were incurred as a result of non-audit services provided by our independent registered public accounting firm pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

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AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of Paramount Group, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2019 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Paramount Group, Inc. for the fiscal year ended December 31, 2019;
2.	the Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed with them by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
3.	the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Submitted by our Audit Committee

Peter Linneman (Chairman)

Martin Bussmann

Karin Klein

2020 Proxy Statement | 35

COMPENSATION DISCUSSION AND ANALYSIS

The individuals who constitute our named executive officers (“NEOs”) in any given year are determined in accordance with applicable SEC rules and include our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and the other three most highly-compensated executive officers who were serving as such as of the end of the fiscal year and. During 2019, the following individuals are collectively referred to as our NEOs:

Name	Title
Albert Behler	Chairman, President and Chief Executive Officer
Wilbur Paes	Executive Vice President, Chief Financial Officer and Treasurer
Peter Brindley	Executive Vice President, Leasing
David Zobel	Executive Vice President, Head of Acquisitions
Gage Johnson	Senior Vice President, General Counsel and Secretary

2019 Say-on-Pay Vote

At our 2019 annual meeting of stockholders, a non-binding, advisory resolution approving the compensation paid to our NEOs, as disclosed in our 2019 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with approximately 90% of the votes cast having been voted in favor of the proposal to approve such resolution. The Compensation Committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this resolution, the Committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our NEOs.

Historical Say-On-Pay Votes
2016
97%
2017
74%
2018
87%
2019
90%
2020
Prior Compensation Program
In response to stockholder feedback, the Compensation Committee makes changes to the program.
Following the strong stockholder support, the Compensation Committee keeps program relatively consistent with prior year.

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COMPENSATION DISCUSSION AND ANALYSIS

Process for Determining Executive Compensation

Based on the strong stockholder support we received in 2019 and 2018 on our “Say-on-Pay” advisory vote, the Compensation Committee continued to use a similar process in determining the executive compensation of our NEOs, which included:

●	commissioning a Peer Group Compensation Benchmarking Analysis prepared by FPL Associates L.P. (“FPL”), an independent compensation consultant retained by the Compensation Committee, to ensure that our compensation program was competitive with those of other publicly traded REITs in our Peer Group;
●	establishing an appropriate balance between fixed compensation (base salary), variable Short-Term Incentive Compensation (“STIC”) (cash bonus) and variable Long-Term Incentive Compensation (“LTIC”) (equity awards);
●	awarding majority of the NEOs’ equity compensation in the form of performance-based equity awards that use relative Total Shareholder Return (“TSR”) over overlapping three-year measurement periods as the primary performance metric to further align management interests with the interests of our stockholders;
●	assessing our performance against rigorous pre-established formulaic quantitative financial and operational goals (“Corporate Objectives”), and qualitative individual performance goals (“Individual Objectives”) pursuant to our STIC program, which were approved by the Compensation Committee in early 2019; and
●	considering our NEOs’ total compensation over time, both on a reported basis and on a realized basis after forfeitures.

2020 Proxy Statement | 37

COMPENSATION DISCUSSION AND ANALYSIS

2019 Performance Highlights

Our 2019 Business Plan included a number of robust financial and operational goals. Below are some of the key goals and our achievement relative to the prior years.

●	Core FFO earnings grew to $0.98 per share, our highest Core FFO per share earnings since we became a public company.
●	The 2.1% Core FFO earnings growth when compared to 2018 is even more positive when you consider that our original expectations called for a decrease of 5.2% in 2019, primarily due to lost earnings aggregating $0.10 per share, or 10.4% comprised of:
o	$0.05 per share from the sale of two assets in our Washington, D.C. portfolio,
o	$0.03 per share from the termination of a retail tenant’s lease in the beginning of 2019 and
o	$0.02 per share from a change in accounting rules requiring us to expense internal leasing costs.

●	Same Store Cash NOI grew by a robust 7.3% in 2019 and was amongst the highest of our CBD focused New York City office peers(2) whose average Same Store Cash NOI growth was 2.5%.(2)
●	Same Store Cash NOI growth is even more impressive when you consider it was 7.3% higher in 2019 after two consecutive years of double-digit Same Store Growth.
●	The 7.3% Same Store Cash NOI Growth in 2019 compares to an average of 4.1% over the past three years, which included two years of “record” double digit Same Store Cash NOI Growth.

(1) For a reconciliation of these measures and why we view these measures to be useful supplemental performance measures, see Appendix and pages 62-67 of our Annual Report on Form 10-K for the year ended December 31, 2019.

(2) Based on publicly available data and comprised of Vornado Realty Trust, SL Green Realty Corp., Empire State Realty Trust and Columbia Property Trust.

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●	2019 represented a “record year” for leasing with over 1.5 million square feet leased, representing a 52.8% increase in leasing activity over that of 2018.
●	2019 also represented the highest leasing year on record since we became a public company.
●	The 1.5+ million square feet leased in 2019 compares to an average of just over 1.0 million square feet per year leased in the prior three years.

●	We ended 2019 with a Same Store Leased Occupancy rate of 96.1%, which was 90 basis points higher than the average Same Store Leased Occupancy of our CBD focused New York City office peers(1) of 95.2%(1) at December 31, 2019.
●	The 30 basis points decrease in Same Store Leased Occupancy from 2018 was driven by a lease termination in our New York portfolio that impacted portfolio-wide leased occupancy by 40 basis points. Excluding the impact of this lease, Same Store Leased Occupancy would have been 96.5%, or 10 basis points higher than 2018.
●	Same Store Leased Occupancy of 96.1% in 2019 compares to an average Same Store Leased Occupancy rate of 94.2% over the past three years.

(1) Based on publicly available data and comprised of Vornado Realty Trust, SL Green Realty Corp., Empire State Realty Trust and Columbia Property Trust.

2020 Proxy Statement | 39

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our executive compensation program is designed to incentivize the creation of long-term shareholder value by aligning the compensation structure for executives with the achievement of our business strategies and to maximize total shareholder return over the long term. In order to meet our objectives, our executive compensation program includes several elements designed to:

●	Attract and Retain Highly Talented Executives: We provide fixed base salaries that reflect the highly competitive markets in which we operate, changes in responsibilities and merit increases.
●	Pay-for-Performance: We seek to align the interests of our executives with our long-term shareholders by tying the vast majority of their non-salary compensation to performance-based incentives, through a:
o	Short-Term Incentive Compensation (cash bonus) program designed to motivate our executives through a strong emphasis on performance, with components rewarding financial, operational and individual performance; and
o	Long-Term Incentive Compensation (equity awards) program to create an appropriate link between compensation and the creation of shareholder value, including multi-year performance-based awards tied to total shareholder returns.
●	Create a Balanced Approach: The Compensation Committee recognizes that our unique portfolio of highly coveted assets is among the most concentrated in the industry, both in terms of the number of markets in which we operate, as well as in the unusually high value per asset that we own. As such, in order to mitigate some of the potential volatility which can arise through concentration, the Compensation Committee believes that an executive compensation program with a greater number of elements (but with less value in each) will:
o	Reduce the volatility of annual compensation, resulting in potentially higher employee retention;
o	Potentially mitigate the risk that any individual element may receive inordinate focus and encourage excessively risky behaviors; and
o	Promote a long-term view by connecting executives’ eventual realized compensation to the decisions that they make, as the majority of their annual compensation vests over a period of four years.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices

What We Do		What We Do Not Do
✓

A significant portion of our executive officers’ total compensation opportunity is based on performance (i.e., not guaranteed) and salaries comprise a modest portion of each executive officer’s total compensation opportunity.

		Ð	We do not provide tax gross-up payments to any of our executive officers.
✓	We established a formulaic short-term incentive bonus program based on rigorous goals for management.	Ð	We do not provide “single-trigger” change in control cash severance payments.
✓

We align our executive officers with our long-term investors by awarding a significant percentage of their equity compensation in the form of multi-year, performance-based equity awards that use relative Total Shareholder Returns as the main metric.

		Ð	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance motive.
✓	We enhance executive officer retention with time-based, multi-year vesting equity incentive awards granted for prior-year performance.	Ð	We do not guarantee annual salary increases or minimum cash bonuses.
✓	We have a clawback policy.	Ð	We do not have uncapped bonus payouts.
✓	We have robust minimum stock ownership guidelines for our executives and directors.	Ð	We do not allow hedging of our stock.
✓	We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.	Ð	We do not allow for repricing of stock options.

2020 Proxy Statement | 41

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group Benchmarking

In developing our executive compensation programs, the Compensation Committee commissioned a peer group compensation benchmarking analysis to ensure that our programs are competitive with those of other publicly traded REITs, including taking into account the cost of attracting and retaining talented executives in the New York City marketplace. The Compensation Committee developed an appropriate peer group for our Company with the advice of FPL, an independent compensation consultant. In establishing an appropriate peer group, the Compensation Committee not only focused on publicly traded REITs relative to our size, but also included publicly traded REITs in the office sector that compete in high-barrier, high-cost markets like New York City and San Francisco, markets in which we operate and compete for talent. The Compensation Committee included companies like Boston Properties, Inc., SL Green Realty Corp. and Vornado Realty Trust in our peer group, notwithstanding their larger relative size, because these companies are office REITs that operate in the same markets we operate in. As a result, they compete with us for talent and deal flow and, like us, two of these companies are headquartered in New York City where 95% of our employees are based, including all of our NEOs. For example, our Executive Vice President, Chief Financial Officer and Treasurer, Wilbur Paes, joined us from Vornado Realty Trust, where he had previously spent 11 years and prior to his departure was a Senior Vice President.

Other factors are also examined such as what other companies cite Paramount as a peer, what companies sell-side analysts compare us to, as well as the companies that are selected by outside proxy advisory firms.

Based on these factors, the Compensation Committee selected the following 12 publicly traded REITs focused on the office sector as members of our peer group. There were no changes to our peer group from that of the prior year.

• Alexandria Real Estate Equities, Inc.	• Douglas Emmett, Inc.	• Kilroy Realty Corporation
• Boston Properties, Inc.	• Empire State Realty Trust, Inc.	• Piedmont Office Realty Trust, Inc.
• Columbia Property Trust, Inc.	• Highwoods Properties, Inc.	• SL Green Realty Corp.
• Corporate Office Properties Trust	• Hudson Pacific Properties, Inc.	• Vornado Realty Trust

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COMPENSATION DISCUSSION AND ANALYSIS

Fund and Asset Management Business

Our Company maintains a slightly different structure than the majority of our peers in that in addition to the real estate assets owned by us, we also maintain a meaningful ancillary fund and asset management business that is not directly captured in our total capitalization. The total value of assets under management underlying our fund and asset management business is approximately $3.0 billion, which includes equity and debt fund investments and commitments, investments in properties by third party joint venture partners and other assets for which we provide asset and property management services. To better depict the full breadth of oversight, we have provided a comparison of our size to our compensation peers by showing our total capitalization both with and without the impact of the fund and asset management business as well as the value of total assets versus the peers and both with and without the impact of our fund and asset management business.

●	As of December 31, 2019, excluding our fund and asset management business, on a total capitalization and total assets basis, we ranked near the market median (36th percentile and 53rd percentile, respectively).
●	As of December 31, 2019, including our fund and asset management business, our total capitalization was at the 49th percentile and on a total assets basis, only four companies are larger than we are, ranking us at the 70th percentile of the peer group.

Select size statistics for the peer group are shown below:

After our peer group was established, FPL provided market data and practices of the peer group for the Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPL provided information regarding the design and levels of compensation paid by our peers and overall counsel to determine the appropriate incentive design for our Company. Such compensation data for peers was analyzed by the Compensation Committee with the assistance of FPL.

For purposes of determining our overall level of executive compensation (i.e. base salary, annual incentive cash bonus and long-term equity incentive compensation), the Compensation Committee reviews both total compensation and the mix of compensation components paid by our peer group to executives in comparable positions. However, an executive’s target compensation is not mechanically set to be a particular percentage of the peer group. The Compensation Committee also takes into account the executive’s role and experience, as compared to our peers’ executives, and other factors, such as retention and responsibility. In addition, the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on a full review of the individual and his role within the organization, Company performance as well as market data.

The Compensation Committee evaluates the members of our peer group each year to ensure that they continue to be appropriate and to determine whether other companies should be added.

2020 Proxy Statement | 43

COMPENSATION DISCUSSION AND ANALYSIS

CEO Pay-for-Performance Alignment

CEO Pay Structure

Base Salary	- 0% increase from 2018 (and has not been increased since our initial public offering in 2014)

Short-Term Incentive Compensation (Cash Bonus)	- 100% based on rigorous goals established in early 2019; - 75% based on formulaic Corporate Objectives; - 25% based on Individual Objectives

Long-Term Incentive Compensation (Equity Awards)

- 69% of total pay in the form of equity;
- 60% based on the achievement of multi-year TSR metrics, which include TSR hurdles relative to the performance of our CBD focused
 New York City office peers and the performance of the SNL U.S. Office
 REIT Index, with a modifier based on absolute TSR;
- 40% based on continued service over a four-year vesting period;
- Additional one-year post-vesting restriction after achievement of
TSR hurdles

CEO Performance-Based Equity Awards

The chart below provides a summary of the status of the performance-based awards granted to our CEO pursuant to our 2014-2018 Performance Programs, including the actual and/or potential payout outcomes based on our Total Shareholder Return (“TSR”) performance over the respective periods.

(1)	Assuming performance for the three-year performance measurement period applicable to these awards continued at the same annualized rate as we experienced from the beginning of the performance period through December 31, 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

Reported vs. Earned Pay

Below is a chart comparing the “Reported Pay” for our CEO in the Summary Compensation Table against the “actual pay earned” demonstrating a strong “pay-for-performance” alignment between TSR and the actual pay earned by our CEO. For purposes of this chart, we excluded from each “earned” column all performance-based equity awards that were not earned based on our performance through the end of the applicable performance period or, if the performance period had not yet concluded, would not have been earned as of December 31, 2019. All equity awards included are based on a value of $13.92 per unit, which was the closing price on the NYSE of one share of our common stock on December 31, 2019.

(in Millions)
$12.0
$8.0
$4.0
$-
60% Lower
61% Lower
34% Lower
34% Lower
40% Lower
$4.3
$2.6
$1.7
$1.7
$1.7
$10.6
$8.9
$1.7
$4.1
$2.4
$1.7
$10.5
$9.2
$1.3
$6.9
$5.6
$1.3
$9.8
$8.5
$1.3
$6.5
$5.2
$1.3
$9.4
$8.1
$1.3
$5.6
$4.3
$1.3
Reported Earned
2015
Reported Earned
2016
Reported Earned
2017
Reported Earned
2018
Reported Earned
2019
Fixed Pay
Variable Pay

The Compensation Committee believes that TSR should ultimately drive actual pay earned in order to ensure alignment with our stockholders. Accordingly, a significant portion of what our CEO earns over time is driven by our TSR. By awarding a substantial portion of our CEO’s total compensation in the form of multi-year long-term performance-based equity awards, there is a strong alignment of the actual pay earned by our CEO with that of the returns to our stockholders. For example, over the past five years, our TSR has fallen short of our required thresholds on an absolute basis and our stock has underperformed our peer set on a relative basis. As a result, the actual pay earned by our CEO has equated to only 56% of his total “Reported Pay” demonstrating our strong “pay-for-performance” philosophy.

2020 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Our Compensation Program

The compensation provided to our NEOs in 2019 primarily consisted of Base Salary, Short-Term Incentive Compensation (cash bonus) and Long-Term Incentive Compensation (equity awards). The following charts illustrate the mix of compensation elements for our CEO and other NEOs for 2019.

*	Includes Messrs. Paes, Brindley, Zobel and Johnson.
(1)	Consists of (i) annual equity grants comprised of 60% performance-based equity awards and 40% time-based equity awards and (ii) fully vested equity awards received in connection with our bonus exchange program.
(2)	Consists of (i) annual equity grants comprised of 50% performance-based equity awards and 50% time-based equity awards and (ii) time-based equity awards received by Messrs. Brindley, Zobel and Johnson in connection with our bonus exchange program.

Base Salary

The base salary payable to each NEO provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salaries are reviewed annually by the Compensation Committee and, subject to contractual obligations we have with the NEO, may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility. Below are the details of the annual base salaries for each of our NEOs.

	Base Salary
Executive	2019	2018	Change (%)
Albert Behler	$ 1,100,000	$ 1,100,000	0.0%
Wilbur Paes	600,000	550,000	9.1%
Peter Brindley	500,000	400,000	25.0%
David Zobel	400,000	358,750	11.5%
Gage Johnson	375,000	362,000	3.6%
Total	$ 2,975,000	$ 2,770,750	7.4%

Mr. Behler’s base salary has remained the same since 2014. The increase in Mr. Paes’ salary represents the negotiated rate that the Compensation Committee agreed to based on competitive market data and in light of his role and value to the Company. The salary increases to Messrs. Brindley and Zobel were made based on available market data and to move towards more competitive salaries over time in connection with their recent promotions.

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COMPENSATION DISCUSSION AND ANALYSIS

Short-Term Incentive Compensation (“STIC”)

The Compensation Committee established a STIC (cash bonus) program for our NEOs pursuant to our Executive Compensation Philosophy to (i) promote a “pay-for-performance” structure and align the interests of our NEOs with that of our long-term shareholders by tying a vast majority of our NEOs non-salary compensation to performance-based incentives, and (ii) create a balanced approach with an appropriate mix of cash and equity compensation. The STIC program is intended to cover annual performance periods and provides our NEOs with the opportunity to earn awards at various performance levels based on the achievement of:

●	Quantitative financial and operational goals (“Corporate Objectives”), and
●	Qualitative individual performance goals (“Individual Objectives”)

The STIC program is designed to encourage outstanding individual and Company performance by motivating the NEOs to achieve key Corporate and Individual Objectives by rewarding performance measured against those objectives. The STIC program results in awards being paid 100% in cash, however in an effort to further align the interests of our NEOs with that of our stockholders, for 2019, each NEO had the opportunity to exchange all or a portion of his STIC for equity, pursuant to our “Bonus Exchange Program” as more fully described on page 55.

For our CEO, 75% of his STIC opportunity is based on the achievement of Corporate Objectives and the remaining 25% is based on the achievement of Individual Objectives. For the rest of our NEOs, 67% of their STIC opportunity is based on the achievement of Corporate Objectives and the remaining 33% is based on the achievement of Individual Objectives.

In early 2019, the Compensation Committee approved our STIC program. For each NEO, the Compensation Committee established three specific performance levels that could be achieved:

●	Threshold (50% of target),
●	Target; and
●	Maximum (150% of target)

To the extent performance falls between two levels, awards would be earned by linear interpolation. In the event that actual performance does not meet the threshold requirement, no awards are earned, and to the extent actual performance is above the maximum requirement, the earned awards are capped at the maximum.

The Compensation Committee determined the target amount for each NEO under the STIC program primarily based on a combination of the NEO’s historical compensation, skill, experience and position, competitive market factors, feedback received from our stockholders and contractual obligations we have with the NEO. The target amounts for Messrs. Behler and Paes were equal to 150% of their bases salaries and represented the minimum target amounts set forth in their employment agreements with us that were in effect for 2019. The target amount for Mr. Brindley remained at 125% and was consistent with his target in the prior year. Messrs. Zobel and Johnson were moved from a discretionary cash bonus structure (as they weren’t NEOs previously) to a similar structure as the other NEOs with targets set at 125% and 80% of base salaries, respectively.

The following pages describe the Corporate Objectives for management that were approved by the Compensation Committee, including the reasons the objectives were selected and the rationale for the designated hurdles. These objectives were based on the Company’s internal models and budgets, including the Company’s initial guidance for 2019, which was set forth in its earnings release dated February 13, 2019.

2020 Proxy Statement | 47

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objective #1: Core FFO Per Share

Why was this measure chosen:

FFO is a widely-used non-GAAP measure of operating performance for REITs to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gain on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

Core FFO is an alternative measure of operating performance used by us because it adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods in order to reflect the Core FFO of our real estate portfolio and operations.

What was our Target:

Our Core FFO Target for the purposes of our STIC program was $0.91 per share for 2019, with a range of $0.89 to $0.93 per share. This equated to a decrease in Core FFO earnings of $0.05 per share, or 5.2%, when compared to 2018. In establishing our Core FFO Target and the appropriateness of setting a Core FFO Target below that of the prior year, the Compensation Committee considered, among others, the factors listed below that would, in the aggregate, have a $0.10 per share negative impact to the Company’s earnings in 2019:

●	loss in earnings of $0.05 per share resulting from sale of two assets in the Company’s Washington, D.C. portfolio;
●	loss in earnings of $0.03 per share from the termination of a retail tenant’s lease at 712 Fifth Avenue in January 2019 and the subsequent time frame to lease up the space given overall deterioration of the Fifth and Madison Avenue retail environment in New York City; and
●	an increase in General and Administrative expenses of $0.02 per share resulting solely from a change in accounting rules requiring the Company to expense internal leasing costs in 2019 that were previously capitalized in 2018.

What were the Actual Results:

Our goal was to exceed our Core Target of $0.91 per share. We ended the year with Core FFO of $0.98 per share, which not only exceeded the maximum goal we set out to achieve, but also exceeded our 2018 Core FFO by $0.02 per share, or 2.1%.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objective #2: Same Store Cash NOI Growth

Why was this measure chosen:

Same Store Cash NOI is used to measure the operating performance of properties that were owned by us in a similar manner during both the current period and prior reporting periods and consists of property‐related revenue less operating expenses excluding non-cash adjustments such as straight‐line rent and the amortization of above and below‐market leases, net. We use this measure internally as a performance measure and believe it provides useful information to investors regarding our financial condition and results of operations because it only reflects income and expense items that are incurred at property level.

What was our Target:

Our Same Store Cash NOI Growth Target for the purposes of our STIC program was 6.0% for 2019, with a range of 5.5% to 6.5%.

What were the Actual Results:

Our goal was to exceed our Same Store Cash NOI Growth Target of 6.0% for 2019. We ended the year with Same Store Cash NOI Growth of 7.3% over 2018, which not only exceeded the maximum goal we set out to achieve but was also amongst the highest of our CBD focused New York City office peers(1) whose average Same Store Cash NOI Growth was 2.5%(1).

(1)	Based on publicly available data and comprised of Vornado Realty Trust, SL Green Realty Corp., Empire State Realty Trust and Columbia Property Trust.

2020 Proxy Statement | 49

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objective #3: Square Footage of Signed Leases

Why was this measure chosen:

Leasing is a very important aspect of our business and the amount of square feet leased has a direct impact on the current and future cash flows of our business.

What was our Target:

Following three successful years of leasing in which we leased, on average, over 1.0 million square feet, our leasing Target was set at 750,000 square feet for 2019, with a range of 600,000 to 900,000 square feet. In establishing our Targeted leasing goal for 2019 and the appropriateness of setting a Targeted leasing goal below that of prior year, the Compensation Committee considered, among other factors, the following:

●	the limited vacancy in our portfolio as it was “practically full” at 96.4% leased;
●	the upcoming available space aggregating 580,000 square feet that was set to expire during 2019;
●	the timing of lease expirations and the fact that approximately 46% of the space was scheduled to expire towards the second half of the year; and
●	the possibility of such space being renewed, including management’s assertions about known tenant move-outs.

What were the Actual Results:

Our goal was to exceed our Targeted leasing goal of 750,000 square feet leased for 2019. We ended the year leasing over 1.5 million square feet, which represented our highest leasing year on record since becoming a public company. We accomplished this by not only leasing a substantial portion of the available vacant space in our portfolio, but by also early renewing future lease expirations, which enabled us to de-risk our portfolio and future cash flows.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objective #4: Same Store Leased Percentage

Why was this measure chosen:

Same Store leased occupancy is used to measure the occupancy of properties that were owned by us in a similar manner during both the current period and prior reporting periods. The occupancy levels of our properties have a direct impact on the current and future cash flows of our business.

What was our Target:

Our Target for Same Store Leased Occupancy for the purposes of our STIC program was set at 95.0%, with a range of 94.0% to 96.0%. This represented a 140 basis point decline from the prior year. In establishing the Target for Same Store Leased Occupancy, the Compensation Committee considered, among other factors, the following:

●	the upcoming available space aggregating 580,000 square feet that was set to expire during 2019;
●	the timing of lease expirations and the fact that approximately 46% of the space was scheduled to expire towards the second half of the year; and
●	the possibility of such space being renewed, including management’s assertions about known tenant move-outs and related down-time prior to such space being re-leased.

What were the Actual Results:

Our goal was to exceed our Target of 95.0% for 2019. We ended the year with Same Store Leased Occupancy of 96.1%, which not only exceeded the maximum goal we set out to achieve but was 90 basis points higher than the average same store leased occupancy of our CBD focused New York City office peers(1) which stood at 95.2%(1).

(1)	Based on publicly available data and comprised of Vornado Realty Trust, SL Green Realty Corp., Empire State Realty Trust and Columbia Property Trust.

2020 Proxy Statement | 51

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objective #5: General and Administrative Expense

Why was this measure chosen:

General and administrative expense represents our corporate overhead, of which a meaningful component is executive compensation. It is used by our investors and analysts to assess how efficiently we manage our overhead.

What was our Target:

Our general and administrative expense Target (excluding the mark-to-market of our deferred compensation plan, the impact of STIC above target levels and certain other one-time items approved by our Board or Compensation Committee) for the purposes of our STIC program was set at $64.0 million, with a range of $63.0 to $65.0 million. This represented an increase of $6.1 million, or 10.5% over 2018. In establishing our general and administrative expense Target, the Compensation Committee factored the change in accounting rules that no longer permitted us to capitalize internal leasing costs aggregating approximately $6.2 million. Excluding the impact of this accounting change, our Target was to keep general and administrative expense in line with that of the prior year.

What were the Actual Results:

Our goal was to effectively manage our general and administrative expense to exceed our Target of $64.0 million or less for 2019. We ended the year with general and administrative expense of $62.7 million (excluding the mark-to-market of our deferred compensation plan, the impact of STIC above target levels and certain other one-time items approved by our Board or Compensation Committee), which exceeded the maximum goal we set out to achieve.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objective #6: Fundraising

Why was this measure chosen:

Raising capital through funds and joint ventures, provides us flexibility to grow and execute on our business plan, especially at times when our own cost of equity capital is constrained. Further, it helps us generate fee income and enhances the overall returns to our shareholders.

What was our Target:

We set a Target for Fundraising of $700 million, with a range of $600 million to $800 million.

What were the Actual Results:

Our goal was to raise capital in excess of our Target of $700 million. We ended the year raising a total of $829 million in capital through funds and third-party joint ventures, which exceeded the maximum goal we set out to achieve.

2020 Proxy Statement | 53

COMPENSATION DISCUSSION AND ANALYSIS

After evaluating the achievement of each Corporate Objective and factoring their relative weighting with respect to each NEO, the Compensation Committee awarded the following cash bonuses to each NEO.

	% of Total	Corporate Objective Component
Name	STI Compensation Opportunity	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Payout	% of Target
Albert Behler	75%	$ 618,750	$ 1,237,500	$ 1,856,250	$ 1,856,250	150%
Wilbur Paes	67%	301,500	603,000	904,500	904,500	150%
Peter Brindley	67%	209,375	418,750	628,125	628,125	150%
David Zobel	67%	167,500	335,000	502,500	502,500	150%
Gage Johnson	67%	100,500	201,000	301,500	301,500	150%
Total		$ 1,397,625	$ 2,795,250	$ 4,192,875	$ 4,192,875	150%

The table below describes the Individual Objectives for 2019 that were established for each of our NEOs.

Executive		2019 Individual Objectives
Albert Behler	-	Effectively executing the Company’s overall strategic and business plans, including tax efficient capital recycling.
	-	Developing new strategic relationships, including new sources of capital and expanding existing relationships.
	-	Motivating the executive and senior management team to deliver superior results.
Wilbur Paes	-	Serving as a strategic partner to the CEO in all areas of the business, including leasing, acquisitions, asset management and property management.
	-	Effectively lead the Company’s Capital Markets, Accounting, Tax, Information Technology and Human Resource Functions.
	-	Managing communications and relationships with investors and analysts.
Peter Brindley	-	Leading the Company's Leasing Function in New York and San Francisco.
	-	Developing and enhancing relationships with the leasing brokerage community in each of our markets.
	-	Improve and conform processes in the leasing department across each market.
David Zobel	-	Leading the Company’s Acquisition and Debt Fund Platforms.
	-	Strategically pursing acquisition opportunities by raising third party capital and recycling capital from stabilized assets into value-add opportunities.
	-	Focusing on strategic disposition of assets in the Company’s Washington, D.C. portfolio.
Gage Johnson	-	Serving as a strategic advisor to the CEO and Executive Management team.
	-	Improving various legal and regulatory matters, including registered agent services.
	-	Continuing to build efficiencies and streamline processes in the legal department and liquidate remaining legacy and pre-IPO related funds.

In determining each of our NEO’s achievement of his Individual Objectives, the Compensation Committee assessed the performance of each NEO as compared to his Individual Objectives. Furthermore, in determining the overall bonus paid to our NEOs, the Compensation Committee considered the achievement of the Corporate Objectives, which resulted in the maximum payout (150%) to the NEOs and therefore reduced the payout to the NEOs, as a group, in an amount equal to 114% of the Target amount attributable to the Individual Objectives. Below are the details of the amounts awarded to each NEO.

	% of Total	Individual Objective Component
Name	STI Compensation Opportunity	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Payout	% of Target
Albert Behler	25%	$ 206,250	$ 412,500	$ 618,750	$ 468,750	114%
Wilbur Paes	33%	148,500	297,000	445,500	445,500	150%
Peter Brindley	33%	103,125	206,250	309,375	271,875	132%
David Zobel	33%	82,500	165,000	247,500	97,500	59%
Gage Johnson	33%	49,500	99,000	148,500	58,500	59%
Total		$ 589,875	$ 1,179,750	$ 1,769,625	$ 1,342,125	114%

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COMPENSATION DISCUSSION AND ANALYSIS

Below is a table summarizing the total STIC that was awarded to each of our NEOs, pursuant to the Compensation Committee’s assessment of the Corporate Objectives and each NEO’s Individual Objectives.

	Total STI Compensation Opportunity			Actual	% of
Name	Threshold	Target	Maximum	Payout	Target
Albert Behler	$ 825,000	$ 1,650,000	$ 2,475,000	$ 2,325,000	141%
Wilbur Paes	450,000	900,000	1,350,000	1,350,000	150%
Peter Brindley	312,500	625,000	937,500	900,000	144%
David Zobel	250,000	500,000	750,000	600,000	120%
Gage Johnson	150,000	300,000	450,000	360,000	120%
Total	$ 1,987,500	$ 3,975,000	$ 5,962,500	$ 5,535,000	139%

Bonus Exchange Program

In order to encourage our NEOs to increase their equity holdings and further align the interests of our NEOs with that of our stockholders, the Compensation Committee approved a bonus exchange program for 2019 similar to the bonus exchange program that was approved for 2018. Pursuant to the 2019 Bonus Exchange Program, each of our NEOs could elect to exchange all or a portion of his STIC for fully vested LTIP units of our operating partnership, with a value equal to the cash bonus exchanged. Alternatively, each of our NEOs (other than Mr. Behler) have the option to elect to exchange all or a portion of his or her STIC for LTIP units, subject to three-year vesting (40%, 40% and 20%), with a value equal to 125% of the cash bonus exchanged.

The table below presents the details of the bonus amounts exchanged by each NEO that participated in our Bonus Exchange Program, and the corresponding LTIP units issued pursuant to the 2019 bonus exchange program.

	Bonus Exchange
	Grant Date Fair Value
	of LTIP Units in Lieu
Executive	of Cash Bonus
Albert Behler	$ 456,250	(1)
Peter Brindley	281,250	(2)
David Zobel	150,000	(3)
Gage Johnson	301,500	(4)

_______

(1)	Mr. Behler exchanged $456,250 of his bonus and received 38,212 fully vested LTIP units.
(2)	Mr. Brindley exchanged $225,000 of his bonus and received 21,803 LTIP units, subject to vesting over three years.
(3)	Mr. Zobel exchanged $120,000 of his bonus and received 11,628 LTIP units, subject to vesting over three years.
(4)	Mr. Johnson exchanged $241,200 of his bonus and received 23,373 LTIP units, subject to vesting over three years.

2020 Proxy Statement | 55

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Compensation (“LTIC”)

The Compensation Committee believes that, generally, a substantial portion of each NEO’s annual compensation should be in the form of long-term equity. LTIC in the form of equity encourages management to create stockholder value over the long term, because the value of the equity award is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. LTIC equity awards are granted in the form of LTIP units, representing a class of partnership interests in our operating partnership and are comprised of both performance-based LTIP units (60.0% for our CEO and 50.0% for all other NEOs) and time-based LTIP units (40.0% for our CEO and 50.0% for all other NEOs). In 2019, the Compensation Committee also granted a retention equity award to Mr. Paes in connection with his new employment agreement, which is described below in “– Other Compensation Policies and Practices – Employment Agreements and Executive Severance Plan.”

The Compensation Committee determined the value of the equity awards for each NEO primarily based on a combination of the NEO’s historical compensation, skill, experience and position, competitive market factors and feedback received from FPL, an independent compensation consultant.

Below are details of the annual equity awards that were granted to each of our NEOs in the first quarter of 2020 for 2019 performance.

	Long-Term Equity Incentive Awards
Executive	Grant Date Fair Value of Performance- Based LTIP Units	Grant Date Fair Value of Time- Based LTIP Units	Total Grant Date Fair Value of Long-Term Equity Awards
Albert Behler	$ 3,750,000	$ 2,500,000	$ 6,250,000
Wilbur Paes	1,050,000	1,050,000	2,100,000
Peter Brindley	700,000	700,000	1,400,000
David Zobel	525,000	525,000	1,050,000
Gage Johnson	262,500	262,500	525,000

The time-based LTIP units that we granted for 2019 are subject to ratable vesting over four years (i.e., 25% vesting on each of February 15, 2021, 2022, 2023 and 2024, subject to continued employment). The terms of the performance-based LTIP units that we granted for 2019, which we refer to as the 2019 Performance-Based Awards Program, are described below.

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COMPENSATION DISCUSSION AND ANALYSIS

2019 Performance-Based Awards Program

On January 17, 2020, the Compensation Committee approved the 2019 Performance-Based Awards Program, a multi-year performance-based LTIC program (the “2019 Performance Program”). The purpose of the 2019 Performance Program is to further align the interests of our stockholders with that of management by encouraging our senior officers to create stockholder value in a “pay-for-performance” structure.

The following are the key highlights of the 2019 Performance Program

●	100% of the awards are based on relative TSR
●	New program incorporates an absolute TSR modifier, reducing payout if our TSR is negative
●	New program structure further aligns us with that of our most directly comparable office peers

Under the 2019 Performance Program, participants may earn awards in the form of LTIP units of our operating partnership based on our TSR over a three-year performance measurement period beginning on January 1, 2020 and continuing through December 31, 2022 as follows:

●	50.0% of the award is earned based on the rank of our TSR relative to the returns of the CBD focused New York City office peers, comprised of Vornado Realty Trust, SL Green Realty Corp., Empire State Realty Trust and Columbia Property Trust, over the three-year performance measurement as follows:

Percentage of
Peer Relative
Peer Rank	LTIP Units Earned
Highest	100%
Second Highest	75%
Third Highest	50%
Fourth Highest	25%
Fifth Highest	0%
●	50.0% of the award is earned based on the percentile rank of our TSR relative to performance of the SNL U.S. Office REIT Index constituents as follows:

Percentage of
Index Relative
Index Percentile Rank	LTIP Units Earned
Below the 30th percentile	0%
At the 30th percentile	33%
At the 55th percentile	66%
At or above the 80th percentile	100%

If our TSR is negative over the three-year performance measurement period, then the number of LTIP units that are earned under the 2019 Performance Program will be reduced by 30.0% of the number of such awards that otherwise would have been earned.

In addition, if the designated performance objectives are achieved, awards earned under the 2019 Performance Program are also subject to vesting based on continued employment with us through December 31, 2023, with 50.0% of each award vesting upon the conclusion of the performance measurement period, and the remaining 50.0% vesting on December 31, 2023. Furthermore, our NEOs are required to hold earned awards for an additional year following vesting.

2020 Proxy Statement | 57

COMPENSATION DISCUSSION AND ANALYSIS

Total Direct Compensation

Under the rules and regulations of the SEC, each year the “Summary Compensation Table” must disclose the salary paid during that year, the annual cash incentive earned for that year and the equity-based, long-term incentive awards granted during that year. As noted below, because the equity-based pay we award in the first quarter of each year (similar to the cash bonus awarded in the first quarter of each year) represents compensation for prior year performance, the SEC’s approach prevents us from showing together all the pay – including salary, annual cash incentive and equity-based awards – awarded for a particular year. In order to provide our stockholders with the aggregate amount of compensation awarded for a given calendar year, we are including the supplemental “Total Direct Compensation Table” below. We believe the “Total Direct Compensation Table” enables a more meaningful annual compensation presentation than the “Summary Compensation Table” presented later in this proxy statement because it consists of (i) the actual salary paid for the year, (ii) the annual incentives (cash bonuses) awarded for the year and (iii) the annual grant date fair value of equity grants awarded for the year, irrespective of when such amounts ultimately were granted, paid and/or vested, and excludes multi-year retention awards. This table illustrates one of the analyses undertaken by the Compensation Committee in determining each element of our NEO compensation for the particular year in light of each executive’s performance during such year.

The Total Direct Compensation of our NEOs for 2019 is set forth in the table below.

Executive	Year	Salary	Short-Term Incentive Compensation (Cash Bonus) (1)	Long-Term Incentive Compensation (Equity Awards)	Total Direct Compensation	% Change over Prior Year
Albert Behler (2)	2019	$ 1,100,000	$ 2,325,000	$ 6,250,000	$ 9,675,000	3.8%
	2018	1,100,000	2,475,000	5,750,000	9,325,000
Wilbur Paes (3)	2019	600,000	1,350,000	2,100,000	4,050,000	2.5%
	2018	550,000	1,401,250	2,000,000	3,951,250
Peter Brindley	2019	500,000	900,000	1,400,000	2,800,000	12.0%
	2018	400,000	750,000	1,350,000	2,500,000
David Zobel (4)	2019	400,000	600,000	1,050,000	2,050,000	11.8%
	2018	358,750	475,000	1,000,000	1,833,750
Gage Johnson	2019	375,000	360,000	525,000	1,260,000	8.4%
	2018	362,000	300,000	500,000	1,162,000

(1)	See page 55 for details on the amounts of cash bonus exchanged by our NEOs for equity pursuant to our Bonus Exchange Program.
(2)	Despite the modest increase to Mr. Behler’s compensation in 2019, his Total Direct Compensation is still 7.1% below his 2016 reported Total Direct Compensation.
(3)	Excludes a multi-year retention equity award granted to Mr. Paes in connection with his new employment agreement.
(4)	Mr. Zobel was promoted to Executive Vice President, Head of Acquisitions on June 26, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Roles of the Compensation Committee, Compensation Consultant and Management

Compensation Committee

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, our Compensation Committee oversees and administers our 2014 Equity Incentive Plan.

The Compensation Committee, after taking into account recommendations from our independent compensation consultant, determines all components of our CEO’s compensation. With respect to the other NEOs, the Compensation Committee seeks input from our CEO, in addition to our independent compensation consultant, and then reviews and grants final approval of all components of our other NEOs’ compensation as well.

Compensation Consultant

The Compensation Committee has engaged FPL, an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. FPL provided our Compensation Committee with advice concerning the types and levels of compensation to be paid to our NEOs. FPL also guided the Compensation Committee in the design of our performance-based equity programs since 2016.

The Compensation Committee performs an annual assessment of the compensation consultant’s independence to determine whether the consultant is independent. The Compensation Committee has determined that FPL is independent, and that their work has not raised any conflict of interests. During 2019, FPL did not provide any services to our Company other than the aforementioned services to the Compensation Committee.

Management

Our CEO attends Compensation Committee meetings, as appropriate, provides information as to the individual performance of the other NEOs and makes annual recommendations to the Compensation Committee of appropriate compensation levels for all NEOs other than himself. Nonetheless, all components of our executive officers’ compensation must be approved by the Compensation Committee in its sole discretion and the Compensation Committee regularly meets in executive session without our CEO or any members of management.

2020 Proxy Statement | 59

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Policies and Practices

Employment Agreements and Executive Severance Plan

We have employment agreements with Messrs. Behler and Paes. We entered into the employment agreement with Mr. Paes on May 31, 2019, which superseded his prior employment agreement that was scheduled to expire in 2019. The employment agreement provides for an annual base salary of $600,000, subject to potential merit increases (but not decreases) each year and a target annual bonus in the amount of at least 150% of base salary. Under the prior employment agreement, Mr. Paes was entitled to a minimum annual base salary of $525,000 with a target annual bonus multiple of 125%. The increases were the result of extensive negotiations by our Compensation Committee on behalf of the Company, which were informed by competitive market data and the value of Mr. Paes to the Company. In addition, the Compensation Committee agreed to make a one-time retention award of $2,500,000 to Mr. Paes, which consisted of 190,259 LTIP units that will vest if Mr. Paes continues to serve the Company for a five-year period ending on June 3, 2024. The severance, termination and restrictive covenant provisions in the new employment agreement are all substantially consistent with the provisions of his prior employment agreement.

We have also adopted an Executive Severance Plan in which Messrs. Brindley and Zobel are covered participants. (See “Potential Payments Upon Termination or Change in Control” below). The employment agreements and the Executive Severance Plan provide a certain level of severance in the event of a termination by us without cause or by the executives for good reason. In return, each executive agrees to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for a limited period after termination of employment. We believe that these agreements and the Executive Severance Plan provide appropriate incentives and protections to these executives and, because the severance benefits are agreed to in advance, avoid the need for protracted negotiations in the event of termination of employment.

Other Elements of Compensation

Employee Benefits. Our full-time employees, including our NEOs, are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance.

401(k) Plan. We have a 401(k) Savings/Retirement Plan (“401(k) Plan”) that covers eligible employees, including our NEOs. Our 401(k) Plan permits eligible employees to contribute up to 25.0% of their pre-tax compensation and/or up to 25.0% of their after-tax compensation as a Roth contribution, subject to certain limitations imposed by the Internal Revenue Code (the “Code”). The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Our 401(k) Plan includes a matching contribution, subject to Code limitations, equal to 100.0% of the first 6.0% and 50.0% of the next 6.0% of the participant’s compensation.

Perquisites and Other Personal Benefits. We reimburse Mr. Behler for his club memberships up to $20,000 each year and provide him with life insurance coverage of $5.0 million and long-term disability insurance coverage of at least 60.0% of the sum of Mr. Behler’s base salary and target bonus, in effect from time to time. Mr. Behler also has personal use of a Company-leased car as well as limousine service. We provide Mr. Paes with an annual car allowance of $9,600, which was increased to an annual allowance of $15,000 in June 2019, and free parking.

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COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy

We have adopted a formal clawback policy, which allows us to recoup compensation paid to an officer covered by the policy if the related financial results are subsequently restated as described below. The policy covers all of our current and former NEOs as well as certain other specified officers. Pursuant to this policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then the Compensation Committee may require an employee covered by the policy to repay or forfeit to the Company “excess compensation.” Excess compensation includes annual cash bonus and long-term incentive compensation in any form (including options and LTIP units, whether time-based or performance-based) received by that employee during the three-year period preceding the publication of the restated financial statements that the Compensation Committee determines was in excess of the amount that such employee would have received if such compensation had been determined based on the financial results reported in the restated financial statements. In making its determination to recoup compensation from an officer, the Compensation Committee may take into account any factors it deems reasonable, including any determination whether the officer engaged in fraud, willful misconduct or committed acts or omissions which materially contributed to the events that led to the restatement.

The Compensation Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging and Anti-Pledging Policy

None of our executives have engaged in any hedging transactions with respect to our stock. Under our anti-hedging policy, no executive or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Nominating and Corporate Governance Committee. Our anti-hedging policy applies to additional designated employees, but not all of our employees are subject to the policy.

We also have an anti-pledging policy whereby no executive or director may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.

Minimum Share Ownership Guidelines for Executive Officers and Directors

We have adopted minimum stock ownership guidelines that require each executive officer to maintain a minimum number of shares of our common stock (including operating partnership units and LTIP units) having a value equal to or greater than a multiple (six times, in the case of our CEO, and three times, in the case of all other Section 16 executive officers) of such executive officer’s base salary. Each executive officer must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for executive officers in place at that time) and the date of such officer’s appointment (for subsequently appointed executive officers), and until such time as the executive officer achieves such minimum, he or she must retain 50 percent of the value of any vested award, net of taxes.

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COMPENSATION DISCUSSION AND ANALYSIS

We have adopted minimum stock ownership guidelines that require our independent directors to hold a number of shares of our common stock (including operating partnership units and LTIP units) having a market value equal to or greater than five times the portion of the annual base retainer which is eligible to be paid in cash. Each independent director must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for directors in place at that time) and the date of such director’s election to our Board (for subsequently appointed directors) to attain compliance with the stock ownership requirements.

Tax Gross-Up Payments

We do not provide any “golden parachute” tax gross-up payments to our NEOs. Under the employment agreements with certain of our NEOs, if any payments or benefits to be paid or provided to the executive would be subject to “golden parachute” excise taxes under Section 280G of the Code, the executive’s payments and benefits under his or her employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.

Tax Considerations

LTIP Units. For the LTIC awards that we grant to our NEOs, we issue a separate class of units of limited partnership interest in our operating partnership, which we refer to as LTIP units. LTIP units are similar to common units in our operating partnership, which generally are economically equivalent to shares of our common stock, except that the LTIP units are structured as “profits interests” for U.S. federal income tax purposes under current federal income tax law. As profits interests, LTIP units generally only have value, other than with respect to the right to receive distributions, if the value of the assets of our operating partnership increases between the issuance of LTIP units and the date of a book-up event for partnership tax purposes. If the value of the assets of our operating partnership increases sufficiently, the LTIP units can achieve full parity with common units in our operating partnership. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, on a one-for-one basis into shares of our common stock. Except for the LTIP units issued under our Performance Programs, LTIP units, whether vested or unvested, entitle the holder to receive distributions per unit from our operating partnership that are equivalent to the dividends paid per share on our common stock.

LTIP units are intended to offer executives substantially the same long-term incentive as shares of restricted stock, with more favorable U.S. federal income tax treatment available for “profits interests” under current federal income tax law. More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. Conversely, under current federal income tax law, an executive would generally not be subject to tax at the time of issuance or vesting of an LTIP unit but only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can generally do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk relating to the structure of the LTIP units as profits interests due to their only having value upon a book-up event as described above as compared to restricted stock, we have chosen to use LTIP units long-term equity incentive awards for our NEOs. We believe that the use of LTIP units has (i) enhanced our equity-based compensation package overall, (ii) advanced the goal of promoting long-term equity ownership by executives, (iii) not adversely impacted dilution as compared to restricted stock, and (iv) further aligned the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Section 409A of the Code. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Standards

The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under the 2014 Equity Incentive Plan will be accounted for under ASC Topic 718.

Risk Considerations in Our Compensation Programs

The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and the Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.

We structure the compensation of our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (STIC and LTIC) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned. We have also put in place various policies (anti-hedging and pledging and clawback policies and stock ownership guidelines) that address and mitigate compensation-related risks.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Lizanne Galbreath (Chair)

Karin Klein

Mark Patterson

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Summary Compensation Table

The following table sets forth information regarding the compensation paid to our NEOs:

Name and Principal Position	Year	Salary $	Bonus $		Non-Equity Incentive Plan Compensation $		Stock Awards(1) $		Option Awards(1) $	All Other Compensation(2) $	Total $
Albert Behler	2019	1,100,000	-		2,325,000	(4)	5,750,000	(4)	-	181,506	9,356,506
Chairman, Chief Executive	2018	1,100,000	-		2,475,000	(4)	5,992,500	(4)	-	210,509	9,778,009
Officer and President	2017	1,100,000	-		2,300,000	(4)	6,402,500	(4)	487,500	163,867	10,453,867
Wilbur Paes	2019	600,000	-		1,350,000		4,628,907	(4)(5)	-	34,346	6,613,253
Executive Vice President,	2018	550,000	370,000		1,031,250	(4)	1,880,188	(4)	-	30,680	3,862,118
Chief Financial Officer	2017	525,000	225,000	(3)	929,500	(4)	1,522,875	(4)	-	30,029	3,232,404
and Treasurer
Peter Brindley	2019	500,000	-		900,000	(4)	1,396,875	(4)	-	21,298	2,818,173
Executive Vice President,	2018	400,000	-		750,000	(4)	1,078,000		-	20,540	2,248,540
Leasing	2017	325,000	575,000		-		907,000		-	19,707	1,826,707
David Zobel	2019	400,000	-		600,000	(4)	1,000,000		-	21,048	2,021,048
Executive Vice President,	2018	358,750	475,000		-		820,250		-	20,459	1,674,459
Head of Acquisitions	2017	n/a	n/a		n/a		n/a		n/a	n/a	n/a
Gage Johnson	2019	375,000	-		360,000	(4)	525,000	(4)	-	21,258	1,281,258
Senior Vice President,	2018	362,000	300,000		-		410,125		-	20,719	1,092,844
General Counsel and	2017	n/a	n/a		n/a		n/a		n/a	n/a	n/a
Secretary

(1)	Reflects the aggregate grant date fair value of stock awards and option awards granted, calculated in accordance with ASC Topic 718, disregarding the estimate for forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Assuming that maximum performance is achieved under our 2018 Performance Program, the value of the awards made to our NEOs at the date of grant would have been as follows: Mr. Behler – $10,173,576; Mr. Paes – $2,303,959; Mr. Brindley – $1,555,185; Mr. Zobel – $1,151,993 and Mr. Johnson – $575,996, respectively. The actual grant date fair value of these awards are set forth below under “2019 Grants of Plan Based Awards.”
(2)	The table below sets forth the components of “All Other Compensation” for 2019.

Executive	Life Insurance/ Executive Long-Term Disability Insurance $	401(k) Company Match $	Car Allowance/ Car/ Car Insurance $		Parking $		Club Membership $	Total $
Albert Behler	90,218	19,000	52,288		-		20,000	181,506
Wilbur Paes	2,596	19,000	12,750	(a)	-	(a)	-	34,346
Peter Brindley	2,575	18,723	-		-		-	21,298
David Zobel	2,336	18,712	-		-		-	21,048
Gage Johnson	2,258	19,000	-		-		-	21,258
(a)	Mr. Paes received an annual car allowance of $9,600, which was increased to an annual allowance of $15,000 in June 2019, and free parking at the Company’s premises for which the Company did not incur incremental cost.
(3)	Amount represents deferred cash compensation awarded under our deferred compensation plan.

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SUMMARY COMPENSATION TABLE

(4)	Our NEOs may elect to exchange all or a portion of their STIC for equity pursuant to our Bonus Exchange Program (see page 55 for details). The following table shows the actual cash bonuses awarded to the NEOs pursuant to our STIC program that participated in the Bonus Exchange Program, including the amount exchanged, the premium received on exchange and the exchanged equity value. Pursuant to SEC rules, the amount of the actual bonuses awarded is reported in the above Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column, but the 25% premium on exchange is disclosed in the following year under the column “Stock Awards” or “Option Awards”, whichever is applicable.

Executive	Year	STI Compensation $	Amount Exchanged $	25% Premium on Exchange $	Exchange Equity Value $
Albert Behler	2019	2,325,000	581,250	-	581,250
	2018	2,475,000	1,975,000	-	1,975,000
	2017	2,300,000	2,300,000	575,000	2,875,000
Wilbur Paes	2019	1,350,000	-	-	-
	2018	1,031,250	515,625	128,907	644,532
	2017	929,500	464,750	116,188	580,938
Peter Brindley	2019	900,000	225,000	56,250	281,250
	2018	750,000	187,500	46,875	234,375
	2017	n/a	n/a	n/a	n/a
David Zobel	2019	600,000	120,000	30,000	150,000
	2018	n/a	n/a	n/a	n/a
	2017	n/a	n/a	n/a	n/a
Gage Johnson	2019	360,000	241,200	60,300	301,500
	2018	300,000	100,000	25,000	125,000
	2017	n/a	n/a	n/a	n/a

(5)	Includes LTIP units granted to Mr. Paes with a grant date fair value of $2,500,000 in accordance with his amended and restated employment agreement dated May 31, 2019.

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SUMMARY COMPENSATION TABLE

2019 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to our NEOs in the fiscal year ended December 31, 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of shares of Stocks		Grant Date Fair Value of Stock
	Grant	Approval	Threshold (1)	Target(1)	Maximum(1)	Threshold(2)	Target(2)	Maximum(2)	or Units		Awards
Executive	Date	Date	$	$	$	#	#	#	#		$
Albert Behler	n/a	n/a	825,000	1,650,000	2,475,000	-	-	-	-		-
	1/14/2019	1/14/2019	-	-	-	255,306	306,084	773,656	-		4,025,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	140,702	(3)	1,725,000
Wilbur Paes	n/a	n/a	450,000	900,000	1,350,000	-	-	-	-		-
	1/14/2019	1/14/2019	-	-	-	57,818	91,255	175,206	-		1,200,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	65,253	(3)	800,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	10,680	(4)	128,906
	6/3/2019	5/31/2019	-	-	-	-	-	-	190,259	(5)	2,500,000
Peter Brindley	n/a	n/a	312,500	625,000	937,500	-	-	-	-		-
	1/14/2019	1/14/2019	-	-	-	39,027	61,597	118,265	-		810,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	44,046	(3)	540,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	3,884	(6)	46,875
David Zobel	n/a	n/a	250,000	500,000	750,000	-	-	-	-		-
	1/14/2019	1/14/2019	-	-	-	28,909	45,627	87,604	-		600,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	32,627	(3)	400,000
Gage Johnson	n/a	n/a	150,000	300,000	450,000	-	-	-	-		-
	1/14/2019	1/14/2019	-	-	-	14,455	22,814	43,802	-		300,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	16,314	(3)	200,000
	1/14/2019	1/14/2019	-	-	-	-	-	-	2,071	(7)	25,000

(1)	Represents possible payouts of the awards made under our STIC program for 2019, which are described in more detail above under “–Compensation Disclosure and Analysis.
(2)	The information in these columns represents awards made under our 2018 Performance Program which are described below.
(3)	Represents LTIP units granted for 2018 performance to executive officers under our 2014 Equity Incentive Plan, with 25.0% vesting on each of February 15, 2020, 2021, 2022 and 2023 subject to continued employment.
(4)	Mr. Paes exchanged 50% of his 2018 incentive cash bonus for 53,400 LTIP units, subject to vesting over three years based on continued employment. The amount reported above represents the portion of the LTIP units associated with the premium of $128,906 on conversion of Mr. Paes’ 2018 incentive cash bonus of $515,625, as the amount of Mr. Paes’ 2018 incentive cash bonus is reported as Non-Equity Incentive Plan Compensation for 2018 in the Summary Compensation Table.
(5)	Represents LTIP units granted to Mr. Paes in accordance with his amended and restated employment agreement dated May 31, 2019.
(6)	Mr. Brindley exchanged 25% of his 2018 incentive cash bonus for 19,418 LTIP units, subject to vesting over three years based on continued employment. The amount reported above represents the portion of the LTIP units associated with the premium of $46,875 on conversion of Mr. Brindley’s 2018 incentive cash bonus of $187,500, as the amount of Mr. Brindley’s 2018 incentive cash bonus is reported as Non-Equity Incentive Plan Compensation for 2018 in the Summary Compensation Table.
(7)	Mr. Johnson exchanged 33.3% of his 2018 incentive cash bonus for 10,357 LTIP units, subject to vesting over three years based on continued employment. The amount reported above represents the portion of the LTIP units associated with the premium of $25,000 on conversion of Mr. Johnson’s 2018 incentive cash bonus of $100,000, as the amount of Mr. Johnson’s 2018 incentive cash bonus is reported as Non-Equity Incentive Plan Compensation for 2018 in the Summary Compensation Table.

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SUMMARY COMPENSATION TABLE

Discussion of Summary Compensation Table and 2019 Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2019 Grants of Plan-Based Awards Table was paid or awarded, are described above under “–Compensation Discussion and Analysis.”

Employment Agreements

We have entered into employment agreements with each of Messrs. Behler and Paes. Mr. Behler and Paes’ current employment agreements have an initial term of three years commencing on January 1, 2018 and May 31, 2019, respectively; provided that the initial term will be automatically extended for up to an additional one-year term thereafter unless either party provides written notice of a non-renewal no later than 180 days prior to the expiration the initial term or subsequent extension.

Under the terms of the agreements with Messrs. Behler and Paes, they are entitled to receive an annual base salary of $1,100,000 and $600,000, respectively, subject to potential merit increases (but not decreases) each year. For 2019, Messrs. Behler and Paes had base salaries of $1,100,000 and $600,000, respectively. Each employment agreement also provides for cash bonuses with a target amount of at least 150.0% of base salary for each of Messrs. Behler and Paes. The amount of the actual cash bonuses will be made by our Compensation Committee, in its sole discretion, based on such factors relating to the performance of the executive or us as it deems relevant and may be more or less than the target amount. Each agreement also provides eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, deferred compensation plan (with funding through a rabbi trust), 2014 Equity Incentive Plan, and Section 401(k) plan. The employment agreement for Mr. Behler also provides for reimbursement of club memberships up to $20,000 each year, minimum life insurance coverage of $5.0 million and long-term disability insurance coverage of at least 60.0% of the sum of Mr. Behler’s base salary and target bonus, in effect from time to time. The employment agreement for Mr. Paes provides for an annual car allowance of $15,000 and free parking. In addition, the employment agreement for Mr. Paes provided for the grant of a one-time retention award to Mr. Paes consisting of LTIP units with a value of $2,500,000 subject to cliff vesting based on continued employment through the fifth anniversary of the grant date. This retention award was granted on June 3, 2019 and consisted of 190,259 LTIP units. Additionally, each of the employment agreements provides certain severance and change in control benefits which are described in more detail below under “–Severance and Change in Control Benefits.”

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SUMMARY COMPENSATION TABLE

2018 Performance Program

Awards under the 2018 Performance Program, which are included in the 2019 Grants of Plan-Based Awards table above are earned based on TSR over a three-year performance measurement period beginning on January 1, 2019, and continuing through December 31, 2021, on both an absolute basis and relative basis.

•25.0% of the award is earned based on our absolute TSR as follows, with linear interpolation being applied for performance between threshold and target or target and maximum:

Percentage
Absolute TSR	Earned
Below 15%	0%
15%	33%
30%	100%

•75.0% of the award is earned based on the percentile rank of our TSR relative to performance of the SNL U.S. Office REIT Index constituents as follows, with linear interpolation being applied for performance between threshold and target or target and maximum:

Percentage
Index Percentile Rank	Earned
Below the 30th percentile	0%
At the 30th percentile	33%
At the 55th percentile	66%
At or above the 80th percentile	100%

In the case of our CEO, awards under the 2018 Performance Program include an additional performance feature requiring threshold TSR performance on both an absolute basis and a relative basis in order for any awards to be earned. Accordingly, our CEO will not earn any awards pursuant to the 2018 Performance Program unless our TSR for the performance measurement period is 15.0% or higher and in the 30th percentile or higher of the SNL U.S. Office REIT Index constituents.

In addition, if the designated performance objectives are achieved, awards earned under the 2018 Performance Program are also subject to vesting based on continued employment with us through December 31, 2022, with 50.0% of each award vesting upon the date the amount earned is determined, and the remaining 50.0% vesting on December 31, 2022. Furthermore, our NEOs are required to hold earned awards for an additional year following vesting. See “—Potential Payments Upon Termination or Change in Control” for a description of the treatment of the awards granted under our Performance Programs that apply in the event of a termination of employment or a change of control.

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SUMMARY COMPENSATION TABLE

LTIP Unit Awards

In 2019, we granted LTIP units to our NEOs pursuant to our 2014 Equity Incentive Plan, as described in the 2019 Grants of Plan-Based Awards table. Generally, we make distributions to holders of all LTIP units (other than those granted pursuant to our Performance Programs), whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. For LTIP units granted under our Performance Programs generally, including the 2018 Performance Program, holders are allocated a share of the taxable income from our operating partnership beginning on the grant date and, accordingly, are entitled generally to a corresponding share of distributions per unit from our operating partnership, which is equivalent to 10% of the dividends paid per share on our common stock beginning on the grant date with respect to the maximum number of LTIP units subject to the award. To the extent LTIP units are earned under the 2018 Performance Program, the holder is entitled to the additional amount of distributions that would have been paid during the performance measurement period if such earned LTIP Units had been entitled to distributions per unit equal to 100% of the dividends paid per share on our common stock, which amount will either be paid in cash or in the form of the vesting of an additional number of LTIP unit that would have been received if the holder had contemporaneously reinvested the additional amount of such distributions. See “– Potential Payments Upon Termination or Change in Control” for a description of the treatment of the LTIP units in the event of a termination of employment or a change of control.

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SUMMARY COMPENSATION TABLE

Outstanding Equity Awards at Fiscal Year-End 2019

The following table sets forth certain information with respect to all outstanding equity awards held by our NEOs as of December 31, 2019.

	Option Awards					Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested(1) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested(2) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested(2) $
Albert Behler	500,000	-		17.50	11/17/2024	-		-	-	-
	238,971	-		14.94	2/23/2026	-		-	-	-
	485,075	121,269	(3)	16.81	1/30/2027	-		-	-	-
	-	-		-	-	42,768	(4)	595,331	-	-
	-	-		-	-	58,002	(5)	807,388	-	-
	-	-		-	-	87,210	(6)	1,213,963	-	-
	-	-		-	-	127,968	(7)	1,781,315	-	-
	-	-		-	-	140,702	(8)	1,958,572	-	-
	-	-		-	-	117,674	(9)	1,638,022	-	-
	-	-		-	-	-		-	556,731	7,749,696
Wilbur Paes	80,000	20,000	(10)	19.08	3/31/2025	-		-	-	-
	-	-		-	-	9,434	(4)	131,321	-	-
	-	-		-	-	31,250	(11)	435,000	-	-
	-	-		-	-	17,252	(5)	240,148	-	-
	-	-		-	-	6,380	(12)	88,810	-	-
	-	-		-	-	38,055	(6)	529,726	-	-
	-	-		-	-	25,859	(7)	359,957	-	-
	-	-		-	-	65,253	(8)	908,322	-	-
	-	-		-	-	53,400	(13)	743,328	-	-
	-	-		-	-	190,259	(14)	2,648,405	-	-
	-	-		-	-	22,500	(9)	313,200	-	-
	-	-		-	-	-		-	146,066	2,033,239
Peter Brindley	-	-		-	-	5,661	(4)	78,801	-	-
	-	-		-	-	10,708	(5)	149,055	-	-
	-	-		-	-	1,566	(12)	21,799	-	-
	-	-		-	-	23,256	(6)	323,724	-	-
	-	-		-	-	44,046	(8)	613,120	-	-
	-	-		-	-	19,418	(13)	270,299	-	-
	-	-		-	-	12,713	(9)	176,965	-	-
	-	-		-	-	-		-	95,093	1,323,695
David Zobel	-	-		-	-	5,032	(4)	70,045	-	-
	-	-		-	-	9,519	(5)	132,504	-	-
	-	-		-	-	31,449	(6)	437,770	-	-
	-	-		-	-	32,627	(8)	454,168	-	-
	-	-		-	-	11,300	(9)	157,296	-	-
	-	-		-	-	-		-	57,593	801,695
Gage Johnson	17,102	4,276	(3)	16.81	1/30/2027	3,774	(4)	52,534	-	-
	-	-		-	-	4,760	(5)	66,259	-	-
	-	-		-	-	15,725	(6)	218,892	-	-
	-	-		-	-	16,314	(8)	227,091	-	-
	-	-		-	-	10,357	(13)	144,169	-	-
	-	-		-	-	5,651	(9)	78,662	-	-
	-	-		-	-	-		-	28,707	399,601

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SUMMARY COMPENSATION TABLE

(1)	Based on a price of $13.92 per unit, which was the closing price on the NYSE of one share of our common stock on December 31, 2019. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.
(2)	Represents outstanding awards under our 2017 and 2018 Performance Programs. Awards under our 2017 Performance Program are earned based on our TSR over a three-year performance period ending December 31, 2020, with 50% of any award earned vesting upon the date the amount earned is determined, and the remaining 50% vesting on December 31, 2021, subject to continued employment. Awards under our 2018 Performance Program are earned based on our TSR over a three-year performance period ending December 31, 2021, with 50% of any award earned vesting upon the date the amount earned is determined, and the remaining 50% vesting on December 31, 2022, subject to continued employment. Assuming performance for the three-year performance period applicable to these awards continued at the same annualized rate as we experienced from the beginning of each performance period through December 31, 2019, the NEOs (other than our CEO) would not have earned any awards under the 2017 Performance Program and would have earned aggregate awards between threshold and target under the 2018 Performance Program. In the case of our CEO, awards under the 2017 and 2018 Performance Programs are earned only if both absolute and relative hurdles are achieved. Accordingly, our CEO would not have earned any awards under the 2017 and 2018 Performance Programs. In accordance with SEC rules, the number and market or payout value of equity incentive plan awards is based on the awards that the NEOs would have earned under our Performance Programs at the performance levels set forth below. All components of the award are included at the same performance level and, as linear interpolation applies for performance between levels, target amounts are based on the grant date fair value of the award divided by the price per share of our common stock on the grant date, which reflects the manner in which our Compensation Committee determines the target amount of these awards.

	2017 Performance	2018 Performance
Executive	Program at Threshold	Program at Threshold
Albert Behler	301,425	255,306

	2017 Performance	2018 Performance
Executive	Program at Threshold	Program at Target
Wilbur Paes	54,811	91,255
Peter Brindley	33,496	61,597
David Zobel	11,966	45,627
Gage Johnson	5,893	22,814

(3)	Reflects the unvested portion of stock options granted on January 30, 2017 in connection with our bonus exchange program, with the remaining unvested amount vesting on January 30, 2020, subject to continued employment.
(4)	Reflects the unvested portion of LTIP units granted on March 18, 2016, which vest on March 18, 2020, subject to continued employment.
(5)	Reflects the unvested portion of LTIP units granted on January 30, 2017, with vesting in equal installments on each of January 30, 2020 and 2021, subject to continued employment.
(6)	Reflects the unvested portion of LTIP units granted on February 5, 2018, with vesting in equal installments on each of February 15, 2020, 2021 and 2022, subject to continued employment.
(7)	Reflects the unvested portion of LTIP units granted on February 5, 2018 in connection with our bonus exchange program, with two-thirds of the unvested amount vesting on February 15, 2020, and the remaining one-third vesting on February 15, 2021, subject to continued employment.
(8)	Reflects LTIP units granted on January 14, 2019, with vesting in equal installments on each of February 15, 2020, 2021, 2022 and 2023, subject to continued employment.

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(9)	Represents LTIP units earned under our 2016 Performance Program based on TSR performance through December 31, 2019, which remained subject to vesting, with 50% vesting on each of the date on the amount earned was determined, which was January 14, 2020, and December 31, 2020, subject to continued employment.
(10)	Reflects the unvested portion of stock options granted on April 1, 2015, which vest on April 1, 2020, subject to continued employment.
(11)	Reflects the unvested portion of LTIP units granted to Mr. Paes on March 18, 2016 in connection with his prior employment agreement, which vest on March 18, 2020, subject to continued employment.
(12)	Reflects the unvested portion of LTIP units granted on January 30, 2017 in connection with our bonus exchange program, which vest on January 30, 2020, subject to continued employment.
(13)	Reflects the LTIP units granted on January 14, 2019 in connection with our bonus exchange program, with 40.0% vesting on each of February 15, 2020 and 2021, and the remaining 20.0% vesting on February 15, 2022, subject to continued employment.
(14)	Reflects the unvested portion of LTIP units granted to Mr. Paes on June 3, 2019 in connection with his employment agreement, which will cliff vest on June 3, 2024, subject to continued employment.

2019 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock that was exercised by each of our NEOs in 2019 and the aggregate number of each NEO’s shares of common stock and LTIP units that vested in 2019. The value realized on exercise is the product of (i) the closing price on the NYSE of a share of common stock on the date of exercise minus the exercise price, multiplied by (ii) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (i) the closing price on the NYSE of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (ii) the number of shares/LTIP units vesting.

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting $
Albert Behler	-	-	419,947	5,794,970
Wilbur Paes	-	-	95,421	1,373,760
Peter Brindley	-	-	31,040	439,286
David Zobel	-	-	25,987	370,641
Gage Johnson	-	-	13,681	195,690

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SUMMARY COMPENSATION TABLE

Nonqualified Deferred Compensation

We made no discretionary deferred cash compensation awards to any of our NEOs for 2019. Mr. Behler did elect to defer a portion of the short-term incentive compensation that he earned for 2018, which was contributed to our deferred compensation plan in 2019. Additionally, in prior years, Messrs. Behler and Paes had received deferred cash compensation under our deferred compensation plan. Deferred cash compensation under our deferred compensation plan is credited with earnings or losses based upon the investment returns of assets in the rabbi trust managed by the trustee.

The table below summarizes the annual rates of return for the year ended December 31, 2019 for the assets in the rabbi trust:

Name of Fund	2019 Rate of Return (%)	Name of Fund	2019 Rate of Return (%)
Money Market Fund	2.30%	International Developed Fund	12.73%
US Large Cap Fund	34.12%	Investment Grade Taxable	4.72%
US Mid Cap Fund	25.41%	Investment Grade Tax Exempt	4.16%
US Small Cap Fund	22.69%	International Developed Bonds	4.53%

Benefits under the deferred compensation plan will become available to be paid upon separation of service from the Company.

The following table shows deferred cash compensation granted to our NEOs under the deferred compensation plan during the year ended December 31, 2019, the earnings and withdrawals/ distributions during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2019.

Executive	Executive Contributions in 2019		Aggregate Earnings in 2019	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2019
Albert Behler	$ 500,000	(1)	$ 3,367,550	$ -	$ 30,840,820	(2)
Wilbur Paes	-		57,210	-	521,905	(2)

(1)	Represents amounts contributed by Mr. Behler to the deferred compensation plan, which are included in the Summary Compensation Table as Non-Equity Incentive Based Compensation for 2018.
(2)	Amounts include contributions made by plan participants, and our predecessor company. The cumulative contributions made by the Company since the completion of our initial public offering in November 2014 are as follows: Mr. Behler – $1,040,394 and Mr. Paes – $450,000.

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SUMMARY COMPENSATION TABLE

Employment Agreements

Pursuant to the terms of the employment agreements with Messrs. Behler and Paes upon the termination of the executive’s employment by us without “cause” (as defined in the applicable employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

●	a lump sum cash payment equal to the sum of the executive’s earned but unpaid base salary, earned but unpaid annual cash incentive bonus, unpaid expense reimbursement and accrued but unused vacation time to the date of termination;
●	a lump sum cash payment equal to a multiple of (x) the executive’s then-current annual base salary, plus (y) the average of the annual cash incentive bonuses earned by the executive with respect to the three immediately preceding fiscal years (but not less than $1,250,000 for Mr. Behler and $900,000 for Mr. Paes); the multiple is 2 for Mr. Behler and 1 for Mr. Paes or, in the event such termination occurs in connection with or within two years after a change in control (as defined in the applicable employment agreement), 3 for Mr. Behler and 2 for Mr. Paes;
●	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;
●	a lump sum cash payment equal to a multiple of annual premium payable by us for the executive’s health and dental insurance; the multiple is 2 for Mr. Behler and 1.5 for Mr. Paes; or, in the event such termination occurs in connection with or within two years after a change in control, 2 for Messrs. Behler and Paes; and
●	accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

None of the employment agreements provide for any tax gross ups and, in the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive. Each employment agreement provides that, upon a change in control, we will set aside funds in a rabbi trust in an amount sufficient to pay the severance payments due in the event of the termination of the executive in connection with or within two years after a change in control of our company either by us without “cause” or by the executive for “good reason,” provided that the executive will only be entitled to these funds in the event the executive’s employment is actually terminated in connection with or within two years after a change in control of our company either by us without “cause” or by the executive for “good reason.”

All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

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SUMMARY COMPENSATION TABLE

Each employment agreement also provides that in the event the executive’s employment is terminated on account of his or her death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:

●	a lump sum cash payment equal to the sum of the executive’s earned but unpaid base salary, earned but unpaid annual cash incentive bonus, unpaid expense reimbursement and accrued but unused vacation time to the date of termination;
●	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and
●	accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Each executive is subject to certain restrictive covenants pursuant to their employment agreements, including non-competition and non-solicitation covenants during their employment with us and for six months after termination of employment.

Executive Severance Plan

We have adopted an Executive Severance Plan for the benefit of certain specified executive officers who are not parties to (or, in some cases, who may no longer be covered by the severance provisions of) an employment agreement, including Messrs. Brindley and Zobel. In the event a participating officer is terminated by us without cause, subject to the officer signing a separation agreement and release with restrictive covenants, including non-competition and non-solicitation covenants for six months after termination of employment, this plan will provide severance benefits in the amount of the sum of the officer’s base salary, most recent cash bonus and an amount equal to the annual premium payable by us for the officer’s health and dental insurance.

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SUMMARY COMPENSATION TABLE

Potential Payments Upon Termination or Change in Control

The following tables set forth the amounts that would have been paid to our continuing NEOs in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2019. The amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

Executive	Without Cause / For Good Reason $	Death/ Disability $	Change in Control (No Termination) $	Change in Control (Termination Without Cause/For Good Reason) $
Albert Behler
Bonus	1,650,000	1,650,000	-	1,650,000
Cash Severance	6,683,333	-	-	10,025,000
Vesting of LTIP Units(1)	6,356,569	6,356,569	6,356,569	6,356,569
Vesting of Stock Options(2)	-	-	-	-
Performance Awards(3)	1,638,022	1,638,022	-	1,638,022
Benefits(4)	24,080	-	-	24,080
Total(5)	16,352,004	9,644,591	6,356,569	19,693,671
Wilbur Paes
Bonus	900,000	900,000	-	900,000
Cash Severance	1,648,583	-	-	3,297,166
Vesting of LTIP Units(1)	6,085,017	6,085,017	6,085,017	6,085,017
Vesting of Stock Options(2)	-	-	-	-
Performance Awards(3)	313,200	313,200	355,920	1,007,536
Benefits(4)	52,575	-	-	70,100
Total(5)	8,999,375	7,298,217	6,440,937	11,359,819
Peter Brindley
Bonus	625,000	-	-	625,000
Cash Severance	500,000	-	-	500,000
Vesting of LTIP Units(1)	1,456,798	1,456,798	1,456,798	1,456,798
Vesting of Stock Options(2)	-	-	-	-
Performance Awards(3)	176,965	176,965	240,250	645,649
Benefits(4)	38,555	-	-	38,555
Total(6)	2,797,318	1,633,763	1,697,048	3,266,002

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SUMMARY COMPENSATION TABLE

Executive	Without Cause / For Good Reason $	Death/ Disability $	Change in Control (No Termination) $	Change in Control (Termination Without Cause/For Good Reason) $
David Zobel
Bonus	500,000	-	-	500,000
Cash Severance	400,000	-	-	400,000
Vesting of LTIP Units(1)	1,094,487	1,094,487	1,094,487	1,094,487
Vesting of Stock Options(2)	-	-	-	-
Performance Awards(3)	157,296	157,296	177,964	504,471
Benefits(4)	35,050	-	-	35,050
Total(6)	2,186,833	1,251,783	1,272,451	2,534,008
Gage Johnson
Bonus	-	-	-	-
Cash Severance	-	-	-	-
Vesting of LTIP Units(1)	708,945	708,945	708,945	708,945
Vesting of Stock Options(2)	-	-	-	-
Performance Awards(3)	78,662	78,662	88,982	252,249
Benefits	-	-	-	-
Total	787,607	787,607	797,927	961,194

(1)	For all of the executives, outstanding equity awards with time-based vesting fully vest upon a change in control, the executive’s termination upon death or disability, or termination by us without cause or by the executive for good reason. As of December 31, 2019, Messrs. Behler, Paes, Brindley, Zobel and Johnson held unvested time-based LTIP units (excluding LTIP units earned under our 2016 Performance Program that only remained subject to vesting based on continued employment) as follows: Mr. Behler – 456,650 LTIP units; Mr. Paes – 437,142 LTIP units; Mr. Brindley – 104,655 LTIP units; Mr. Zobel – 78,627 LTIP units; and Mr. Johnson – 50,930 LTIP units. For purposes of the tables above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2019” table above.
(2)	All of the executives’ outstanding stock options fully vest upon a change in control, the executive’s termination upon death or disability, termination by us without cause or by the executive for good reason. Assumes that the per share value of the stock options that vest equals (i) $13.92 per share, which was the closing price on the NYSE of one share of our common stock on December 31, 2019, less (ii) the exercise price per share of such stock options. Information regarding unvested stock options held by our NEOs as of December 31, 2019 is contained in the “Outstanding Equity Awards at Fiscal Year-End 2019” table above.

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(3)	In accordance with the terms of our Performance Programs outstanding as of December 31, 2019, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date, measured against prorated performance hurdles. Any LTIP units earned upon a change in control will remain subject to time-based vesting (with 50% vesting upon the determination of the number of LTIP units earned) but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control. Based on our TSR performance from the beginning of the respective performance period through December 31, 2019, in the event of a change in control as of December 31, 2019, all outstanding awards under our 2017 Performance Program would have been forfeited and our executives (other than Mr. Behler) would have earned 25% of the maximum under our 2018 Performance Program, representing the maximum amount under the absolute TSR component. The performance period for our 2016 Performance Program ended on December 31, 2019, so the occurrence of a change in control on such date would not have changed the number of LTIP units earned under our 2016 Performance Program. If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason, the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us. Any LTIP units so earned will be fully vested. No amounts are included in the event of such a termination, (other than with respect to our 2016 Performance Program that had a performance period ending on December 31, 2019), because the executive only would have been entitled to vesting to the extent that the awards were earned based on the achievement of the performance-based vesting criteria through the end of the performance period. If an executive’s employment is terminated after the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason, any LTIP units earned will be fully vested, but generally, except in the case of termination as a result of death or disability, will not be transferable until the regular vesting date would have occurred.
(4)	Benefits payment includes a lump sum cash payment equal to a multiple of annual premium payable by us for the executive’s health and dental insurance; the multiple is two for Mr. Behler, 1.5 for Mr. Paes, and one for Messrs. Brindley and Zobel; or, in the event such termination occurs in connection with or within two years after a change in control, two for Mr. Behler, and Mr. Paes, and one for Messrs. Brindley and Zobel.
(5)	In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.
(6)	Payments under the Executive Severance Plan are subject to Messrs. Brindley and Zobel signing a separation agreement and release with restrictive covenants, including non-competition and non-solicitation covenants for six months after termination of employment.

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SUMMARY COMPENSATION TABLE

Pay Ratio Disclosure Rule

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Behler.

As illustrated in the table below, our 2019 PEO to median employee pay ratio was 105.44.

"PEO" 2019 Compensation	$ 9,356,506
Median Employee 2019 Compensation	$ 88,741
Ratio of PEO to Median Employee Compensation	105.44

We identified the median employee using the amount reported as compensation on the employee’s Form W-2 for the year ended December 31, 2019, for all individuals who were employed by us on December 31, 2019, the last day of our payroll year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

Compensation Committee Interlocks and Insider Participation

During 2019, the following directors, all of whom are independent directors, served on our Compensation Committee for at least part of the year: Lizanne Galbreath, Karin Klein and Mark Patterson. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of shares of our common stock and units in our operating partnership as of March 2, 2020, with respect to:

●	each of our directors;
●	each of our NEOs;
●	each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and units in our operating partnership; and
●	all of our directors and executive officers as a group.

Beneficial ownership of shares and units is determined under rules of the SEC and generally includes any shares or units, as applicable, over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and units in our operating partnership shown as beneficially owned by them. Shares of our common stock and units in our operating partnership that a person has the right to acquire within 60 days of March 2, 2020 are deemed to be outstanding and beneficially owned by the person having the right to acquire such shares or units for purposes of the table below, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

As of March 2, 2020, there were 231,433,742 shares of our common stock outstanding and 20,673,820 units of our operating partnership outstanding, consisting of 17,362,590 common operating partnership units and 3,311,230 LTIP units (excluding 3,780,792 unvested performance-based LTIP units granted to the Company’s executive officers and employees pursuant to our Performance Plans, which may be earned based on the achievement of the designated performance objectives).

Unless otherwise indicated, all shares and units are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1633 Broadway, Suite 1801, New York, NY 10019.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Common Stock		Common Stock and Units
Executive	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percentage of All Shares and Units(2)
5% Stockholders
The Otto Family Group(3)	33,448,950	14.5%	33,528,130	13.3%
The Vanguard Group(4)	28,600,009	12.4%	28,600,009	11.3%
Norges Bank (The Central Bank of Norway) (5)	19,882,031	8.6%	19,882,031	7.9%
BlackRock(6)	13,712,930	5.9%	13,712,930	5.4%
Alexander Otto(7)	14,145,495	6.1%	14,145,495	5.6%
Katharina Otto-Bernstein(20)	12,164,852	5.3%	12,244,032	4.9%

Executive Officers and Directors
Albert Behler(8)	1,457,127	*	7,664,113	2.7%
Wilbur Paes(9)	110,000	*	890,314	*
Peter Brindley(10)	-	*	385,422	*
David Zobel(11)	-	*	264,971	*
Gage Johnson(12)	21,378	*	248,694	*
Thomas Armbrust(13)	168,053	*	168,053	*
Martin Bussmann(14)	-	*	28,549	*
Colin Dyer(15)	-	*	7,524	*
Dan Emmett(16)	57,142	*	96,624	*
Lizanne Galbreath(17)	15,625	*	55,107	*
Karin Klein(18)	-	*	28,549	*
Peter Linneman(19)	30,000	*	77,000	*
Katharina Otto-Bernstein(20)	12,164,852	5.3%	12,244,032	4.9%
Mark Patterson(21)	-	*	15,158	*
Greg Wright	-	*	-	*
All directors and executive officers as a group (15 persons)(22)	14,024,177	6.0%	22,174,110	8.5%
(*)	Represents less than 1.0%
(1)	“Number of shares beneficially owned” includes shares of common stock that may be acquired by exercising stock options within 60 days of March 2, 2020 but does not include shares of common stock that may be acquired by redeeming common units in the operating partnership. “Number of shares and units beneficially owned” includes all shares included in the column titled “Number of shares beneficially owned” plus shares of common stock that may be acquired by redeeming common units in the operating partnership assuming that (i) all outstanding common units in the operating partnership are immediately redeemable/exchangeable, (ii) all outstanding LTIP units have vested in full and have been converted into an equal number of common units in the operating partnership (excluding unvested performance-based LTIP units granted to the Company’s executive officers and employees pursuant to our Performance Plans, which may be earned based on the achievement of designated performance objectives) and (iii) all common units in the operating partnership have been exchanged for shares of common stock.
(2)	As of March 2, 2020, 231,433,742 shares of common stock, 17,362,590 common units in the operating partnership and 3,311,230 LTIP units were outstanding (excluding 3,780,792 unvested performance-based LTIP units granted to the Company’s executive officers and employees pursuant to our Performance Plans, which may be earned based on the achievement of designated performance objectives). To compute the percentage of outstanding shares of

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of March 2, 2020 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of common units in the operating partnership, and (ii) all common units in the operating partnership held by all persons, other than us, have been exchanged for shares of common stock.

(3)	Based on information provided on a Schedule 13D jointly filed with the SEC on December 4, 2014 by AROSA Vermögensverwaltungsgesellschaft m.b.H., a German limited liability company (“AROSA”), Alexander Otto, the sole shareholder of AROSA, Katharina Otto-Bernstein and Maren Otto. Represents the shares beneficially owned by Maren Otto and her two children, Alexander Otto and Katharina Otto-Bernstein. Maren Otto has sole voting and sole dispositive power over 7,138,603 of these shares of common stock. For the number of these shares beneficially owned by each of Alexander Otto and Katharina Otto-Bernstein refer to footnotes (7) and (20), respectively. The address for AROSA, Alexander Otto, Katharina Otto-Bernstein and Maren Otto is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Saseler Damm 39 A, 22395 Hamburg, Germany.
(4)	Based on information provided on a Schedule 13G/A filed with the SEC on February 11, 2020 by The Vanguard Group. The Vanguard Group reported sole voting power with respect to 304,640 shares, shared voting power with respect to 230,813 shares, sole dispositive power with respect to 28,293,512 shares and shared dispositive power with respect to 306,497 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)	Based on information provided on a Schedule 13G/A filed with the SEC on February 11, 2020 by Norges Bank. Norges Bank reported sole voting and dispositive power with respect to 19,882,031 shares. The address for Norges Bank is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway.
(6)	Based on information provided on a Schedule 13G/A filed with the SEC on February 5, 2020 by Blackrock, Inc. BlackRock, Inc. reported sole voting power with respect to 12,886,781 shares and sole dispositive power with respect to 13,712,930 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York. NY 10055.
(7)	Based on information provided on a Form 4 filed with the SEC on November 27, 2019 by Alexander Otto. Includes 13,656,206 shares of common stock held directly by Alexander Otto and 489,289 shares of common stock held by AROSA, an entity wholly-owned by Alexander Otto. Alexander Otto has sole voting and sole dispositive power over each of these shares of common stock. The address for Alexander Otto and AROSA is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Saseler Damm 39 A, 22395 Hamburg, Germany.
(8)	Includes 1,345,315 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,054,427 common units (of which 401,245 common units are held by entities that are wholly owned by Albert Behler) and 1,152,559 LTIP units (of which 527,915 LTIP units are subject to vesting). 465,084 of the common units are pledged as collateral in connection with notes granted to CNBB-RDF Holdings, LP (“CNBB-RDF Holdings”), an entity controlled by members of the Otto family, relating to previously granted interests in our predecessor.
(9)	Includes 100,000 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 167,766 common units and 612,548 LTIP units (of which 446,004 LTIP units are subject to vesting).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(10)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 168,053 common units and 217,369 LTIP units (of which 152,841 LTIP units are subject to vesting). 2,501 of the common units are pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.
(11)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 103,309 common units and 161,662 LTIP units (of which 112,614 LTIP units are subject to vesting). 2,501 of the common units are pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.
(12)	Includes 21,378 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 110,965 common units and 116,351 LTIP units (of which 81,341 LTIP units are subject to vesting). 2,501 of the common units are pledged as collateral in connection with the notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.
(13)	Includes 7,524 shares of restricted stock, which are subject to vesting.
(14)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting.
(15)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting.
(16)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting.
(17)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting.
(18)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting.
(19)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting and 7,518 common units held jointly by Peter Linneman and his spouse, with respect to which Dr. Linneman has shared voting and dispositive power.
(20)	Based in part on information provided on a Form 4 filed with the SEC on November 27, 2019 by Katharina Otto-Bernstein. Katharina Otto-Bernstein will have sole voting and sole dispositive power over each of these shares of common stock. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting. The address for Katharina Otto-Bernstein is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Saseler Damm 39 A, 22395 Hamburg, Germany.
(21)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,524 LTIP units, which are subject to vesting.
(22)	Includes 1,446,693 shares of common stock underlying exercisable stock options and 7,524 shares of restricted stock, which are subject to vesting. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,733,370 common units and 2,416,563 LTIP units (of which 1,380,907 LTIP units are subject to vesting). 472,587 common units are pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreements

In connection with the formation transactions, we assumed certain management agreements of our predecessor pursuant to which we provide property management, leasing, reporting or other services for certain properties or business entities owned by members of the Otto family, including the Commercial National Bank Building, which is 100% indirectly owned by Maren Otto, Katharina Otto- Bernstein and Alexander Otto. Pursuant to the Commercial National Bank Building property management agreement, we receive (i) property management fees of 3.0% of the property’s annual gross revenue; (ii) construction service fees of 3.0% of certain costs, tenant improvements and tenant allowances; and (iii) disposition fees of 0.50% of the gross consideration paid in connection with a disposition of the property. During 2019, we received fees of $842,000 pursuant to these agreements, including $548,000 from the agreement relating to property management and leasing for the Commercial National Bank Building. The property management agreement automatically renews for annual terms unless terminated by either party by giving three months written notice to the other before the end of any calendar year. The other management agreements automatically renew for annual terms unless terminated by either party by giving thirty days written notice to the other before the end of any calendar year.

1633 Broadway Lease

Our predecessor leased 3,330 square feet of space in 1633 Broadway to CNBB-RDF Holdings at an annual base rent of $57.00 per square foot, with five months of free rent and no tenant improvement allowance. The term of the lease extends through 2019. We believe that the terms of this lease, at the time it was signed, were at least as favorable to us as the terms we could have obtained from a third party in an arm’s length transaction for the lease of this space. For the year ended December 31, 2019, we recognized $208,000 of rental income from this lease.

Mannheim Trust

Dr. Martin Bussmann (a member of our Board of Directors) is also a trustee and a director of Mannheim Trust, a subsidiary of which leases 5,593 square feet at 712 Fifth Avenue, our 50.0% owned unconsolidated joint venture. The Mannheim Trust is for the benefit of his children. For the year ended December 31, 2019, we recognized $360,000 for our share of rental income from this lease.

Hamburg Trust HTC Consulting GmbH

We have engaged Hamburg Trust HTC Consulting GmbH (“HTC”), a licensed broker in Germany, to supervise selling efforts for our private equity real estate funds (or investments in feeder vehicles for these funds) to investors in Germany. Pursuant to this engagement, which was begun by our predecessor, we have agreed to pay HTC for the costs it incurred to sell investments in these feeder vehicles and funds, which primarily consist of commissions paid to third party agents, and other incremental costs incurred by HTC as a result of the engagement, plus, in each case, a mark-up of 10%. HTC is 100% owned by Albert Behler, our Chairman, Chief Executive Officer and President. We paid or accrued $796,000 for fees and expense reimbursements due to HTC for the services it provided during 2019.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Kramer Design Services

Kramer Design Services (“Kramer Design”) has entered into agreements with 712 Fifth Avenue, our 50.0% owned unconsolidated joint venture, to among other things, create and design marketing materials with respect to the vacant retail space at 712 Fifth Avenue. Kramer Design is owned by the spouse of Albert Behler, our Chairman, Chief Executive Officer and President. For the year ended December 31, 2019, we recognized expense of $325,000 for our share of the fees incurred in connection with these agreements.

55 Second Street

In 2019, Imperial Associates, LP, an entity owned by an immediate family member of Katharina Otto-Bernstein and Alexander Otto, entered into a joint venture with an affiliate of the Company to acquire an approximately 2.3% indirect limited partnership interest in 55 Second Street for $5,000,000.

Waiver of Ownership Limit

Our charter prohibits any person or entity from actually or constructively owning shares in excess of 6.50% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or in excess of 6.50% in value of the aggregate of the outstanding shares of all classes and series of our stock. In connection with our initial public offering, we granted a waiver from this ownership limit to the Otto family which was initially at 22.0% of our outstanding common stock in the aggregate and which as of March 18, 2019 was at 17.47% of our outstanding common stock in the aggregate. In connection with the amendment and restatement of our charter approved at our 2019 annual meeting of stockholders, our Board approved an amendment of the Otto family waiver to increase the ownership limit from 17.47% to 21.0%.

Review and Approval of Future Transactions with Related Persons

Our Board has adopted a Related Person Transaction Approval and Disclosure Policy, included as part of our Corporate Governance Guidelines, for the review, approval or ratification of any related person transaction. This policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than members of the Otto family, Wilhelm von Finck and entities controlled directly or indirectly by such individuals, of more than 5% of a class of our voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. This policy was followed for all of the applicable related person transactions described above for which there was new activity during the 2019 fiscal year.

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OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a Notice of Internet Availability of Proxy Materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2021 annual meeting must submit their proposals to our Corporate Secretary on or before December 8, 2020.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to Gage Johnson, Secretary, at Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:

●	not earlier than the 150th day nor later than 5:00 p.m., New York time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or
●	not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., New York time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2021 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2020 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2021 annual meeting after November 8, 2020 and no later than 5:00 p.m., New York time, on December 8, 2020.

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OTHER MATTERS

Attendance at the Meeting

All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership or do not arrive at least 20 minutes in advance, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted and should plan to arrive no later than 20 minutes prior to the scheduled time to allow the Inspector of Elections or his designee to check your credentials. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. The Company reserves its right to not seat any shareholder, proxy or other attendee who did not arrive 20 minutes in advance and is not seated 10 minutes prior to the scheduled start of the meeting with social distancing protocols and local health laws to be followed.

Householding of Proxy Materials

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials, annual report and/or proxy statement, as applicable. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of the applicable proxy materials to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our proxy materials, please send your request in writing to Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, Attention: Investor Relations or by telephone at (212) 237-3100.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors

Gage Johnson

Senior Vice President, General Counsel and Secretary

New York, New York

April 7, 2020

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Appendix

Reconciliation of Net Income to Funds from Operations (“FFO”) and Core Funds from Operations (“Core FFO”).

	For the Year Ended December 31,
(Amounts in thousands, except share and per share amounts)	2019	2018	2017	2016
Reconciliation of net (loss) income to FFO and Core FFO:
Net (loss) income	$ (29,603)	$ 18,993	$ 107,176	$ 2,069
Real estate depreciation and amortization (including
our share of unconsolidated joint ventures)	266,119	266,236	273,938	275,653
Real estate impairment loss	42,000	46,000	-	-
Gain on sale of depreciable real estate	(1,140)	(36,845)	(110,583)	-
FFO	277,376	294,384	270,531	277,722
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(46,527)	(45,622)	(19,748)	(41,320)
Consolidated real estate fund	(313)	(720)	(20,132)	419
Operating Partnership	(22,349)	(23,577)	(25,093)	(41,681)
FFO attributable to common stockholders	$ 208,187	$ 224,465	$ 205,558	$ 195,140
Per diluted share	$ 0.90	$ 0.94	$ 0.87	$ 0.89

FFO	$ 277,376	$ 294,384	$ 270,531	$ 277,722
Non-core items:
Loss on early extinguishment of debt	11,989	-	7,877	4,608
Non-cash write-off of deferred financing costs	8,215	-	-	-
Our share of (distributions received from 712 Fifth
Avenue in excess of earnings) and earnings in
excess of distributions received	(2,038)	2,727	(14,205)	-
After-tax net gain on sale of residential condominium
land parcel	-	-	(21,568)	-
Valuation allowance on preferred equity investment	-	-	19,588	-
Severance costs	-	-	2,626	2,874
Unrealized gain on interest rate swaps (including our share
of unconsolidated joint ventures)	-	-	(2,750)	(41,869)
Other, net	2,881	3,279	8,407	3,011
Core FFO	298,423	300,390	270,506	246,346
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(46,527)	(45,622)	(35,022)	(23,890)
Consolidated real estate fund	(313)	(720)	156	419
Operating Partnership	(24,419)	(24,148)	(25,568)	(39,296)
Core FFO attributable to common stockholders	$ 227,164	$ 229,900	$ 210,072	$ 183,579
Per diluted share	$ 0.98	$ 0.96	$ 0.89	$ 0.84

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	231,538,065	239,526,694	236,372,801	218,053,062
Effect of dilutive securities	35,323	28,942	28,747	15,869
Denominator for FFO per diluted share	231,573,388	239,555,636	236,401,548	218,068,931

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APPENDIX

Reconciliation of Net Income to Cash Net Operating Income (“Cash NOI”) and Same Store Cash NOI

	For the Year Ended
	December 31,
(Amounts in thousands)	2019	2018
Reconciliation of Net (Loss) Income to Same Store Cash NOI:
Net (loss) income	$ (29,603)	$ 18,993
Add (subtract) adjustments to arrive at Cash NOI:
Depreciation and amortization	248,347	258,225
General and administrative	68,556	57,563
Interest and debt expense	156,679	147,653
Loss on early extinguishment of debt	11,989	-
Income tax expense	312	3,139
NOI from unconsolidated joint ventures	22,409	20,730
Fee income	(22,744)	(18,629)
Interest and other income, net	(9,844)	(8,117)
Real estate impairment loss	42,000	46,000
Gain on sale of real estate	(1,140)	(36,845)
Other, net	7,048	(1,728)
NOI	494,009	486,984
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(45,252)	(59,122)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(11,807)	(15,408)
Cash NOI	436,950	412,454
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(62,889)	(56,552)
Consolidated real estate fund	126	11
PGRE's share of Cash NOI	374,187	355,913
Acquisitions	(6,363)	-
Dispositions	-	(12,055)
Lease termination income (including our share of unconsolidated joint ventures)	(3,473)	(4,303)
Other, net	464	320
PGRE's share of Same Store Cash NOI	$ 364,815	$ 339,875

Increase in PGRE's share of Same Store Cash NOI	$ 24,940
% increase	7.3%

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APPENDIX

	For the Year Ended
	December 31,
(Amounts in thousands)	2018	2017
Reconciliation of Net Income to Same Store Cash NOI:
Net income	$ 18,993	$ 107,176
Add (subtract) adjustments to arrive at Cash NOI:
Depreciation and amortization	258,225	266,037
General and administrative	57,563	61,577
Interest and debt expense	147,653	143,762
Loss on early extinguishment of debt	-	7,877
Transaction related costs	1,471	2,027
Income tax expense	3,139	5,177
NOI from unconsolidated joint ventures	20,730	19,643
Income from unconsolidated joint ventures	(3,468)	(20,185)
Loss from unconsolidated real estate funds	269	6,143
Fee income	(18,629)	(24,212)
Interest and other (income) loss, net	(8,117)	9,031
Real estate impairment loss	46,000	-
Gain on sale of real estate	(36,845)	(133,989)
Unrealized gain on interest rate swaps	-	(1,802)
NOI	486,984	448,262
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(59,122)	(54,886)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(15,408)	(18,912)
Cash NOI	412,454	374,464
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(56,552)	(42,325)
Consolidated real estate fund	11	(154)
PGRE's share of Cash NOI	355,913	331,985
Acquisitions	(4,188)	-
Dispositions	-	(14,160)
Lease termination income (including our share of unconsolidated joint ventures)	(4,303)	(2,381)
Other, net	320	(50)
PGRE's share of Same Store Cash NOI	$ 347,742	$ 315,394

Increase in PGRE's share of Same Store Cash NOI	$ 32,348
% increase	10.3%

2020 Proxy Statement | 91

APPENDIX

	For the Year Ended
	December 31,
(Amounts in thousands)	2017	2016
Reconciliation of Net Income to Same Store Cash NOI:
Net income	$ 107,176	$ 2,069
Add (subtract) adjustments to arrive at Cash NOI:
Depreciation and amortization	266,037	269,450
General and administrative	61,577	53,510
Interest and debt expense	143,762	153,138
Loss on early extinguishment of debt	7,877	4,608
Income tax expense	5,177	1,785
NOI from unconsolidated joint ventures	19,643	17,195
Fee income	(24,212)	(16,931)
Interest and other loss (income), net	9,031	(6,934)
Unrealized gain on interest rate swaps	(1,802)	(39,814)
Gain on sale of real estate	(133,989)	-
Other, net	(12,015)	(4,511)
NOI	448,262	433,565
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(54,886)	(82,724)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(18,912)	(9,536)
Cash NOI	374,464	341,305
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(42,325)	(32,571)
Consolidated real estate fund	(154)	414
PGRE's share of Cash NOI	331,985	309,148
Acquisitions	(25,536)	-
Dispositions	-	(16,753)
Lease termination income (including our share of unconsolidated joint ventures)	(2,381)	(17,040)
Other, net	(50)	(536)
PGRE's share of Same Store Cash NOI	$ 304,018	$ 274,819

Increase in PGRE's share of Same Store Cash NOI	$ 29,199
% increase	10.6%

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APPENDIX

	For the Year Ended
	December 31,
(Amounts in thousands)	2016	2015
Reconciliation of Net Income to Same Store Cash NOI:
Net income	$ 2,069	$ 21,143
Add (subtract) adjustments to arrive at Cash NOI:
Depreciation and amortization	269,450	294,624
General and administrative	53,510	42,056
Interest and debt expense	157,746	168,366
Income tax expense	1,785	2,566
NOI from unconsolidated joint ventures	17,195	16,580
Income from real estate fund investments	-	(37,975)
Fee income	(16,931)	(10,248)
Interest and other income, net	(6,934)	(871)
Unrealized gain on interest rate swaps	(39,814)	(75,760)
Other, net	(4,511)	3,505
NOI	433,565	423,986
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(82,724)	(69,112)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(9,536)	(9,917)
Cash NOI	341,305	344,957
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(32,571)	(35,948)
Consolidated real estate fund	414	(668)
PGRE's share of Cash NOI	309,148	308,341
Acquisitions	(11,214)	-
Dispositions	-	-
Lease termination income (including our share of unconsolidated joint ventures)	(17,040)	(870)
Other, net	315	28
PGRE's share of Same Store Cash NOI	$ 281,209	$ 307,499

Decrease in PGRE's share of Same Store Cash NOI	$ (26,290)
% decrease	-8.5%

2020 Proxy Statement | 93

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on May 18, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PARAMOUNT GROUP, INC. 1633 BROADWAY, SUITE 1801 NEW YORK, NY 10019 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 18, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D07129-P37035 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PARAMOUNT GROUP, INC. The Board of Directors recommends you vote FOR all nominees listed: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR the following proposals: 1a. Albert Behler For Against Abstain ! ! ! ! ! ! 2. Approval, on a non-binding advisory basis, of our named executive officer compensation. 1b. Thomas Armbrust 3. Ratification of the Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. 1c. Martin Bussmann 1d. Colin Dyer 1e. Karin Klein NOTE: The proxies are also authorized to vote in their discretion on such other matters as may properly come before the meeting or any adjournment thereof. 1f. Peter Linneman The undersigned hereby acknowledge(s) receipt of a copy of the Notice of the 2020 Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders, and revoke(s) any proxy or proxies heretofore given with respect to the 2020 Annual Meeting. 1g. Katharina Otto-Bernstein 1h. Mark Patterson 1i. Greg Wright Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Do not mail your proxy card if you vote by telephone or Internet. D07130-P37035 PARAMOUNT GROUP, INC. Annual Meeting of Stockholders To be Held on May 19, 2020 This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Albert Behler and Wilbur Paes, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Paramount Group, Inc. held of record by the undersigned on March 23, 2020, at the Annual Meeting of Stockholders to be held at 10:00 a.m., EDT on May 19, 2020, at The Whitby Hotel, 18 West 56th Street, New York, New York, and any adjournment or postponement thereof. Note: It is possible that the originally scheduled time, day and/or location of the Annual Meeting of Stockholders may be changed. This proxy will remain valid regardless of any such changes. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "For" all nominees for director, "For" the approval, on a non-binding advisory basis, of our named executive officer compensation, and "For" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Continued and to be signed on reverse side